Filed Pursuant to Rule 424(b)(5)

Registration No. 333-106595

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2004

PROSPECTUS SUPPLEMENT	(TO PROSPECTUS DATED DECEMBER 22, 2003)

                 Preferred Securities

Everest Re Capital Trust II

        % Trust Preferred Securities

($25 Liquidation Amount per Preferred Security)

Guaranteed to the extent described in this prospectus supplement and the accompanying prospectus by

Everest Reinsurance Holdings, Inc.

Each of the         % Trust Preferred Securities, referred to in this prospectus supplement as preferred securities, represents an undivided beneficial ownership interest in the assets of Everest Re Capital Trust II. Everest Re Capital Trust II will redeem all of the outstanding preferred securities on March     , 2034. In addition, Everest Reinsurance Holdings, Inc. may cause Everest Re Capital Trust II to redeem the preferred securities on or after March 30, 2009. Everest Reinsurance Holdings, Inc. will be the owner of all of the undivided beneficial ownership interests represented by common securities of Everest Re Capital Trust II.

A brief description of the preferred securities can be found under “Summary Information—Q&A” in this prospectus supplement. The preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the preferred securities is expected to begin within 30 days after they are first issued.

See “ Risk Factors” beginning on page S-7 of this prospectus supplement to read about certain factors you should consider before buying the preferred securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Preferred Security	Total
Initial public offering price(1)	$25.00	$
Underwriting commission to be paid by Everest Reinsurance Holdings, Inc.	(2)	(2)
Proceeds, before expenses, to Everest Re Capital Trust II	$25.00	$

(1)	Plus accrued distributions, if any, from March , 2004.
(2)	In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase junior subordinated debt securities of Everest Reinsurance Holdings, Inc., the underwriting agreement provides that Everest Reinsurance Holdings, Inc. will pay as compensation to the underwriters $0. per preferred security ($ in the aggregate, $ in the aggregate if the over-allotment option referred to below is exercised in full).

Within 30 days from the date of this prospectus the underwriters may also purchase up to an additional                  preferred securities at $25 per preferred security plus accrued distributions from March , 2004, to cover over-allotments, if any.

The preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about March     , 2004.

Joint Book-Running Managers

Wachovia Securities	Citigroup

Merrill Lynch & Co.

Morgan Stanley

UBS Investment Bank

Deutsche Bank Securities

Goldman, Sachs & Co.

JPMorgan

RBC Capital Markets

Prospectus Supplement dated March     , 2004.

i

ABOUT THIS PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the preferred securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering of the preferred securities.

Unless the context otherwise requires, references in this prospectus supplement to “Everest Group” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. and its subsidiaries, collectively. References to “Everest Capital Trust” refer to Everest Re Capital Trust II, a Delaware statutory trust. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. “Incorporated by reference” means that Everest Holdings and Everest Capital Trust can disclose important information to you by referring you to another document filed separately with the SEC. Neither Everest Holdings nor Everest Capital Trust has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Everest Holdings nor Everest Capital Trust is making, nor will they make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is current only as of the dates on their covers. Everest Holdings’ business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed under the captions “Risk Factors” on page S-7 of this prospectus supplement and on page 4 of the accompanying prospectus. Neither Everest Holdings nor Everest Capital Trust undertakes any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

SUMMARY INFORMATION—Q&A

The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the preferred securities, the junior subordinated debt securities and the preferred securities guarantee. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the “Risk Factors” section in this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

What are the preferred securities?

Each preferred security represents an undivided beneficial interest in the assets of Everest Capital Trust. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The underwriters are offering preferred securities at a price of $25 for each preferred security.

Everest Holdings will own all of the common securities issued by Everest Capital Trust and Everest Holdings will guarantee the preferred securities issued by Everest Capital Trust to the extent described in this prospectus supplement and the accompanying prospectus.

Who is Everest Holdings?

Everest Holdings’ principal business, conducted through its operating subsidiaries, is the underwriting of reinsurance and insurance in the United States and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds. Everest Holdings underwrites reinsurance both through brokers and directly with ceding companies, giving it the flexibility to pursue business regardless of the ceding company’s preferred reinsurance purchasing method.

Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Reinsurance Company, referred to in this prospectus supplement as Everest Re. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America, referred to in this prospectus supplement as The Prudential. On October 6, 1995, The Prudential sold its entire interest in Everest Holdings’ shares of common stock in an initial public offering. Effective February 24, 2000, Everest Holdings completed a restructuring pursuant to which Everest Holdings became the wholly-owned subsidiary of Everest Group, and each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group. Everest Holdings continues to act as the holding company for the subsidiaries of Everest Group in the United States and Canada, the most significant of which are listed below:

•	Everest Reinsurance Company, a Delaware insurance company, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.

•	Everest National Insurance Company, an Arizona insurance company, writes property and casualty insurance in the United States.

•	Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.

•	Mt. McKinley Insurance Company, formerly known as Gibraltar Casualty Company, a Delaware insurance company, engaged in the excess and surplus lines insurance business in the United States from 1978 to 1985. In 1985, it ceased writing new and renewal insurance, and now its ongoing operations relate to servicing claims arising from its previously written business.

•	Everest Security Insurance Company, formerly known as Southeastern Security Insurance Company, a Georgia insurance company, writes property and casualty insurance in Georgia and Alabama.

Everest Holdings’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

Who is Everest Group?

Everest Group was established in 1999 as a Bermuda company to serve as the parent holding company of Everest Holdings. Everest Group’s principal business is the underwriting of reinsurance and insurance in the United States and international markets through Everest Holdings’ operating subsidiaries and through Everest Group’s subsidiary, Everest Bermuda. Everest Bermuda is a Bermuda insurance company that writes property and casualty business and life and annuity business from its offices in Bermuda. All of Everest Group’s insurance company subsidiaries, except Mt. McKinley Insurance Company and Everest International Reinsurance, Ltd., are rated A+ (“Superior”) by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders.

Everest Group is not issuing or guaranteeing the preferred securities or the junior subordinated debt securities described in this prospectus supplement and will not have any liability for any of the securities described in this prospectus supplement.

Everest Group’s principal executive offices are located at c/o ABG Financial & Management Services Inc., Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados, and its telephone number is (246) 228-7398.

Who is Everest Capital Trust?

Everest Capital Trust is a Delaware statutory trust. Everest Capital Trust exists solely to:

•	issue and sell its preferred securities, representing undivided beneficial interests in the assets of Everest Capital Trust, to the public;

•	issue and sell its common securities, representing undivided beneficial interests in the assets of Everest Capital Trust, to Everest Holdings;

•	use the proceeds from the sale of its preferred and common securities to purchase a series of Everest Holdings’ junior subordinated debt securities with the same financial terms as the preferred securities;

•	distribute the cash payments it receives from the junior subordinated debt securities it owns to the holders of the preferred and common securities; and

•	engage in other activities that are necessary or incidental to these purposes.

Everest Holdings will purchase all of the common securities of Everest Capital Trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of Everest Capital Trust’s total capitalization. The preferred securities will represent the remaining 97% of Everest Capital Trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Everest Holdings defaults on the junior subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.

The preferred securities will be guaranteed by Everest Holdings as described in this prospectus supplement and the accompanying prospectus.

Everest Holdings has appointed five trustees to conduct Everest Capital Trust’s activities and affairs:

•	JPMorgan Chase Bank, as property trustee;

•	Chase Manhattan Bank USA, National Association, as Delaware trustee; and

•	Three officers of Everest Holdings, as administrative trustees.

Except under specified limited circumstances, only Everest Holdings can remove or replace the trustees. In addition, Everest Holdings can increase or decrease the number of trustees.

The duties and obligations of each trustee are contained in the trust agreement governing the preferred securities, referred to in this prospectus supplement as the trust agreement. The trust agreement is described in this prospectus supplement and the accompanying prospectus. Pursuant to the trust agreement, the property trustee must hold the junior subordinated debt securities in trust for the benefit of the holders of the preferred securities and the common securities and has the power to exercise all rights, powers and privileges under the junior subordinated indenture as the holder of the junior subordinated debt securities.

Everest Holdings will pay all fees and expenses related to Everest Capital Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of Everest Capital Trust, except Everest Capital Trust’s obligations under the preferred and common securities.

Everest Capital Trust does not have separate financial statements. The statements would not be material to holders of the preferred securities because Everest Capital Trust will not have any independent operations and exists solely for the reasons summarized above. Everest Holdings and Everest Group will reflect the junior subordinated debt securities as a liability in their consolidated financial statements.

Everest Capital Trust’s principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

When will you receive quarterly distributions?

You will be entitled to receive cumulative cash distributions at an annual rate of         % of the liquidation amount of $25 per preferred security. Distributions will accrue from the date Everest Capital Trust issues the preferred securities and will be paid quarterly in arrears on the 30th day of March, June, September and December of each year, beginning June 30, 2004.

When can payment of your distributions be deferred?

The ability of Everest Capital Trust to pay distributions on the preferred securities is solely dependent on the receipt of interest payments from Everest Holdings on the junior subordinated debt securities. Everest Holdings may, at any time and from time to time, so long as Everest Holdings is not in default with respect to the terms of the junior subordinated debt securities, defer the interest payments due on the junior subordinated debt securities for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debt securities. These deferred interest payments will accumulate at the rate of         % per year compounded quarterly. Once Everest Holdings makes all interest payments on the junior subordinated debt securities, it can again postpone interest payments on the junior subordinated debt securities.

If Everest Holdings defers interest payments on the junior subordinated debt securities, the corresponding quarterly distributions on the preferred securities will be deferred by Everest Capital Trust but will continue to accumulate and will accrue interest at the rate of         % per year compounded quarterly until the end of the deferral period.

During any period in which Everest Holdings defers any interest payment on the junior subordinated debt securities or is in default under the terms of the junior subordinated debt securities or the guarantee, neither it nor its subsidiaries will be permitted to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Everest Holdings’ capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Everest Holdings, including other junior subordinated debt securities, that rank equally with or junior in interest to the junior subordinated debt securities; or

•	make any guarantee payments with respect to any guarantee by Everest Holdings of the debt securities of any subsidiary of Everest Holdings if that guarantee ranks equally with or junior in interest to the junior subordinated debt securities.

In addition, during any period in which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, neither Everest Group, the parent company of Everest Holdings, nor its subsidiaries may declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Everest Group’s capital stock.

There are limited exceptions to these restrictions that are described in this prospectus supplement under the headings “Terms of the Junior Subordinated Debt Securities—Option to Extend Interest Payment Period” and “Restrictions of Specified Payments.” If Everest Holdings defers interest payments on the junior subordinated debt securities, and distributions on the preferred securities are consequently deferred, you will be required to accrue interest income for U.S. federal income tax purposes prior to receiving any corresponding distribution with respect to the deferred distributions on the preferred securities. See “Risk Factors—Everest Holdings’ ability to defer distributions has tax consequences for you and may affect the trading price of the preferred securities” and “United States Federal Income Tax Consequences.”

When can Everest Capital Trust redeem the preferred securities?

Everest Capital Trust will redeem all of the outstanding preferred securities when the junior subordinated debt securities are paid at maturity on March     , 2034. In addition, if Everest Holdings redeems any junior subordinated debt securities before their maturity, Everest Capital Trust will use the cash it receives from the redemption of the junior subordinated debt securities to redeem, on a proportionate basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities redeemed.

Everest Holdings can redeem the junior subordinated debt securities before their maturity at 100% of their principal amount plus accrued and unpaid interest to the date of redemption:

•	in whole or in part, on one or more occasions at any time on or after March 30, 2009; and

•	at any time, in whole, but not in part, within 90 days of the occurrence and continuation of specified changes in tax or regulatory law, referred to in this prospectus supplement as a tax event and an investment company event, respectively.

What is the nature of the guarantee by Everest Holdings?

Everest Holdings has irrevocably and unconditionally guaranteed, on a subordinated basis:

•	the payment in full of distributions on the preferred securities to the extent Everest Capital Trust has available funds for distribution;

•	the redemption price of the preferred securities called for redemption by Everest Capital Trust upon an optional redemption or a redemption due to the occurrence of a tax event or an investment company event to the extent Everest Capital Trust has available funds for distribution; and

•	upon a liquidation of Everest Capital Trust, unless junior subordinated debt securities are distributed to holders of the preferred securities, the lesser of (1) the liquidation amount of, and accumulated distributions on, the preferred securities to the extent Everest Capital Trust has available funds for distribution and (2) the amount of assets of Everest Capital Trust available for distribution to holders of preferred securities after satisfaction of liabilities to creditors.

If Everest Holdings does not make a required payment on the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to make the related payment on the preferred securities. The guarantee does not cover payments on the preferred securities when Everest Capital Trust does not have sufficient funds to make these payments. If Everest Holdings does not pay any amounts on the junior subordinated debt securities when due, you will have to rely on the enforcement by the property trustee of the trustee’s rights as registered holder of the junior subordinated debt securities, or proceed directly against Everest Holdings for payment of any amounts due on the preferred securities. Everest Holdings’ obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of Everest Holdings’ secured and senior debt, and rank on parity with all other similar guarantees issued by Everest Holdings.

When could the junior subordinated debt securities be distributed to you?

Everest Holdings, as the depositor of Everest Capital Trust, has the right to dissolve Everest Capital Trust at any time. If Everest Holdings exercises this right to dissolve Everest Capital Trust, the trust, after satisfying any creditors it has, will be liquidated by distribution of the junior subordinated debt securities to holders of the preferred securities and the common securities issued by the trust. If Everest Capital Trust distributes the junior subordinated debt securities, Everest Holdings will use its best efforts to list the junior subordinated debt securities on the New York Stock Exchange or any other exchange or quotation system on which the preferred securities are then listed.

What happens if Everest Capital Trust is dissolved and the junior subordinated debt securities are not distributed?

Everest Capital Trust may also be dissolved in circumstances where the junior subordinated debt securities will not be distributed to you. In that event, after satisfying any of its creditors, Everest Capital Trust will be obligated to pay in cash the liquidation amount of $25 for each preferred security plus accumulated distributions to the date the payment is made. Everest Capital Trust will be able to make this liquidation distribution only if the junior subordinated debt securities are paid or redeemed by Everest Holdings.

What voting rights will the preferred securities have?

Generally, you will have no voting rights with respect to the preferred securities, as described in detail under the heading “Terms of the Preferred Securities—Voting Rights” in this prospectus supplement and under the headings “Description of the Trust Preferred Securities—Voting Rights” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment” in the accompanying prospectus, except in cases in which the trustees of Everest Capital Trust propose any action which materially and adversely affects the powers, preferences or special rights of the preferred securities, whether by amending the trust agreement, the guarantee agreement or otherwise. You also will have the right to vote on the exercise of the property trustee’s rights as holder of the junior subordinated debt securities and on waivers of defaults under the indenture governing the junior subordinated debt securities, referred to in this prospectus supplement as the junior subordinated indenture.

Will the preferred securities be listed on a stock exchange?

The preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the preferred securities is expected to commence within 30 days after they are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities or that you will be able to sell your preferred securities at the price you paid for them.

In what form will the preferred securities be issued?

The preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of The Depository Trust Company, New York, New York, referred to in this prospectus supplement as DTC, or its nominee. This means that you will not receive a certificate for your preferred securities. Instead, you will hold your interest in your preferred securities through DTC’s book-entry-only system. Everest Capital Trust expects that the preferred securities offered under this prospectus supplement will be ready for delivery through DTC on or about March     , 2004.

RISK FACTORS

You should carefully consider the following risk factors regarding the preferred securities, in addition to the other information in this prospectus supplement and the accompanying prospectus, before you purchase any preferred securities.

Your investment in the preferred securities is also an investment in the junior subordinated debt securities.

Because Everest Capital Trust will rely on the payments it receives on the junior subordinated debt securities to fund all payments on the preferred securities, and because Everest Capital Trust may distribute the junior subordinated debt securities in exchange for the preferred securities, you are making an investment decision with respect to the junior subordinated debt securities, as well as the preferred securities. As a result, you also should carefully review the information in this prospectus supplement and the accompanying prospectus about the junior subordinated debt securities.

Everest Holdings’ obligations under the junior subordinated debt securities are unsecured and subordinated in right of payment to all of Everest Holdings’ secured and senior debt.

The junior subordinated debt securities are unsecured obligations of Everest Holdings, subordinated in right of payment to the prior payment in full of all secured and senior indebtedness of Everest Holdings. As a result, in the event of the bankruptcy, liquidation or reorganization of Everest Holdings, or upon acceleration of the junior subordinated debt securities due to an event of default, Everest Holdings’ assets will be available to pay its obligations on the junior subordinated debt securities only after all secured and senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the junior subordinated debt securities then outstanding. As of December 31, 2003, Everest Holdings had no secured indebtedness outstanding and approximately $519.1 million of unsecured senior indebtedness outstanding, which ranks senior in priority to the junior subordinated debt securities and which does not include indebtedness of its subsidiaries.

Everest Holdings’ obligations under the junior subordinated debt securities are effectively subordinated to all of the indebtedness and other liabilities of Everest Holdings’ subsidiaries.

Everest Holdings is a holding company that conducts substantially all of its business through its subsidiaries. The junior subordinated debt securities are effectively subordinated to the indebtedness and other liabilities of Everest Holdings’ subsidiaries. As a result, in the event of the bankruptcy, liquidation or reorganization of Everest Holdings, or upon acceleration of the junior subordinated debt securities due to an event of default, assets of Everest Holdings’ subsidiaries will be available to pay obligations under the junior subordinated debt securities only after all creditors of the subsidiaries have been paid in full. Accordingly, holders of the junior subordinated debt securities should look only to the assets of Everest Holdings for payments on the junior subordinated debt securities. As of December 31, 2003, Everest Holdings’ subsidiaries had approximately $8.4 billion of indebtedness and other liabilities, excluding trust preferred securities but including insurance reserves, which would rank structurally senior to debt securities issued by Everest Holdings and trust preferred securities issued by Everest Capital Trust.

Everest Holdings may incur additional indebtedness that could limit the amount of funds available to make payments on the junior subordinated debt securities.

Neither the junior subordinated indenture nor the trust agreement prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by Everest Holdings or its subsidiaries. Any additional indebtedness or liabilities so incurred would reduce the amount of funds Everest Holdings would have available to pay its obligations under the junior subordinated debt securities.

Everest Holdings is a holding company that relies on payments from its subsidiaries to make payments under the junior subordinated debt securities.

Everest Holdings is a holding company that has no significant operations or assets other than its ownership of the capital stock of Everest Re. Dividends and other permitted payments from Everest Re are expected to be the sole source of funds to meet the financial obligations of Everest Holdings and to make payments under the junior subordinated debt securities. The payment of dividends by Everest Re to Everest Holdings is limited by the Delaware Insurance Code and the Delaware General Corporation Law. Accordingly, Everest Re may not be able to pay dividends to Everest Holdings in the future, which would prevent Everest Holdings from making payments on the junior subordinated debt securities.

Everest Group, which owns Everest Holdings, is not issuing or guaranteeing the preferred securities or the junior subordinated debt securities described in this prospectus supplement and will not have any liability for any of the securities described in this prospectus supplement.

If Everest Holdings does not make payments on the junior subordinated debt securities, Everest Capital Trust will not be able to pay distributions on the preferred securities and you will not be able to rely on the guarantee.

The ability of Everest Capital Trust to pay distributions on the preferred securities and pay the redemption price or liquidation amount of the preferred securities depends solely upon Everest Holdings making the related payments on the junior subordinated debt securities when due. If Everest Holdings defaults on its obligations under the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to pay distributions on, or the redemption or liquidation amounts due with respect to, the preferred securities. In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the guarantee only applies if Everest Capital Trust has funds available to make the payments due. Instead, you or the property trustee will have to bring a legal action against Everest Holdings to enforce the property trustee’s rights under the junior subordinated indenture. Furthermore, Everest Holdings’ obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of Everest Holdings’ secured and senior debt, and rank on parity with all other similar guarantees issued by Everest Holdings. The junior subordinated indenture provides that if an event occurs that is or would become an event of default with respect to the junior subordinated debt securities, and the indenture trustee knows of the event, the indenture trustee must give holders of the junior subordinated debt securities notice within 90 days, unless the default has been cured or waived. However, except in the case of a payment default on the junior subordinated debt securities, the indenture trustee will be protected in withholding the notice if the board of directors of Everest Holdings or the responsible officers of the indenture trustee determine in good faith that withholding of the notice is in the interest of the holders of the junior subordinated debt securities.

You have limited rights to enforce Everest Holdings’ obligations under the trust agreement and the junior subordinated debt securities.

If an event of default occurs under the junior subordinated indenture, the event will also be an event of default under the trust agreement. These events of default are limited to payment defaults, breach of covenants and events of bankruptcy, insolvency and reorganization of Everest Holdings. The holders of 33% in aggregate liquidation amount of the outstanding preferred securities may accelerate payment of the principal and accrued and unpaid interest on the junior subordinated debt securities only upon the occurrence and continuation of an event of default under the junior subordinated indenture, and only if the indenture trustee or the holders of 33% in principal amount of the junior subordinated debt securities fail to so accelerate. In addition, if Everest Holdings fails to pay interest or principal on the junior subordinated debt securities when due, and the failure to pay is continuing, you may directly institute a proceeding against Everest Holdings for enforcement of payment of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate stated liquidation amount of your preferred securities.

You have limited voting rights and generally are not entitled to vote on the appointment, removal or replacement of the property trustee or the Delaware trustee.

Generally, you will have no voting rights with respect to the preferred securities. You will have the right to vote on any action that materially and adversely affects the power, preferences or special rights of the preferred securities in any material respects, on the exercise of the property trustee’s rights as holder of the junior subordinated debt securities and on waivers of defaults under the junior subordinated indenture. Except under limited circumstances, only Everest Holdings can elect and remove trustees. Additionally, Everest Holdings, the property trustee and the Delaware trustee can amend the trust agreement, without the consent of the holders of the preferred securities, to ensure that the junior subordinated debt securities will be treated as indebtedness for U.S. federal income tax purposes or to ensure that Everest Capital Trust will not be required to register as an investment company, in each case to the extent that the action does not adversely affect the interests of holders of preferred securities in any material respect. However, no amendment to the trust agreement may be made if the amendment would cause Everest Capital Trust to be taxable as a corporation or classified as anything other than a grantor trust for U.S. federal income tax purposes or to be treated as an investment company.

An active trading market for the preferred securities may not develop and may not afford sufficient liquidity to allow timely disposition of the preferred securities.

The preferred securities constitute a new issue of securities with no established trading market. The preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the preferred securities is expected to commence within 30 days after they are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that an active trading market will be available for the preferred securities. A lack of liquidity in the trading of the preferred securities could prevent you from selling the preferred securities in the amount and at the time you desire. Additionally, an illiquid trading market for the preferred securities could result in trading prices that are substantially below the value of the principal of and the accrued but unpaid distributions on the preferred securities.

The preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

The junior subordinated debt securities may be redeemed in whole or in part on one or more occasions at any time on or after March 30, 2009, or at any time, in whole, but not in part, within 90 days of the occurrence and continuation of specified events relating to changes in tax or regulatory law described in this prospectus supplement. If redeemed on or after March 30, 2009, or upon the occurrence of a tax event or an investment company event, the redemption price for the junior subordinated debt securities would be equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest on the junior subordinated debt securities. Upon redemption, Everest Capital Trust must use the redemption price it receives to redeem on a proportionate basis preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities redeemed.

The redemption of the preferred securities would be a taxable event to you for U.S. federal income tax purposes. In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the preferred securities.

Everest Holdings’ ability to defer distributions has tax consequences for you and may affect the trading price of the preferred securities.

So long as no event of default under the junior subordinated indenture has occurred and is continuing, Everest Holdings can, on one or more occasions, defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debt securities. Because interest payments on the junior subordinated debt securities fund the distributions on the preferred securities, any deferral of interest payments on the junior subordinated debt securities will result in a corresponding deferral of distributions on the preferred securities. At the end of any extension period, Everest Holdings must pay all of the accrued interest on the junior subordinated debt securities and must also pay interest on the deferred interest payments.

If Everest Holdings defers interest payments on the junior subordinated debt securities, you will be required to accrue interest income for U.S. federal income tax purposes in respect of your proportionate share of the junior subordinated debt securities held by Everest Capital Trust even if you normally report income only when received. As a result, you may be required to include the accrued interest in your gross income for U.S. federal income tax purposes prior to your receiving any cash distribution.

Everest Holdings does not currently intend to defer interest payments on the junior subordinated debt securities. However, if it does so in the future, the preferred securities may trade at prices that do not fully reflect the value of the accrued but unpaid distributions. During an extension period, if you sell any preferred securities, you may not receive the same return on your investment as someone who continues to hold the preferred securities. Furthermore, if you sell your preferred securities before the record date for the first distribution after an extension period, you may never receive the cash related to the accrued interest that you reported for tax purposes. In addition, Everest Holdings’ right to defer interest payments on the junior subordinated debt securities could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

A distribution of the junior subordinated debt securities in exchange for the preferred securities could have an adverse effect on the holders of preferred securities.

Everest Holdings has the right at any time to dissolve Everest Capital Trust and cause the pro rata distribution of the junior subordinated debt securities, after payment of all of the trust’s debts, if any, in exchange for the preferred securities. There can be no assurance as to the market prices for the junior subordinated debt securities that may be distributed upon a liquidation of the trust. As a result, the junior subordinated debt securities that you may receive upon liquidation of the trust may trade at a discount to the price that you paid to purchase the preferred securities.

Under current U.S. federal income tax law, the distribution of the junior subordinated debt securities upon dissolution of Everest Capital Trust would not be a taxable event to you. However, if the trust becomes subject to U.S. federal income tax with respect to income received or accrued on the junior subordinated debt securities, a distribution of the junior subordinated debt securities by the trust could be a taxable event to you.

In the event of this type of distribution, Everest Holdings has agreed to use its best efforts to list the junior subordinated debt securities on the New York Stock Exchange or any other exchange or quotation system on which the preferred securities are then listed. However, Everest Holdings cannot assure you that the New York Stock Exchange will approve the junior subordinated debt securities for listing or that a trading market will exist for the junior subordinated debt securities.

Everest Holdings has no current intention to dissolve Everest Capital Trust and cause the distribution of the junior subordinated debt securities.

If you sell preferred securities between record dates for distributions, you may incur an adverse tax effect.

If you dispose of preferred securities between record dates for payments of distributions, you will not receive a distribution for the period prior to the disposition. Nevertheless, you will be required to include accrued but unpaid distributions through the date of disposition as ordinary income. In addition, the amount of the accrued but unpaid distribution will be subtracted from the proceeds of the disposed preferred securities. Because the preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid distributions, if you sell preferred securities between record dates for distributions, you may recognize a capital loss for tax purposes as a result of subtracting from the proceeds of the preferred securities the amount of the accrued but unpaid distributions. This capital loss may not be available to offset the ordinary income recognized as a result of the accrued but unpaid distributions because, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

USE OF PROCEEDS

Everest Capital Trust intends to use the proceeds from the sale of the preferred securities in this offering to purchase a corresponding series of junior subordinated debt securities issued by Everest Holdings. Everest Holdings intends to use the net proceeds from its sale of those junior subordinated debt securities, estimated to be $                   million after deducting the underwriting commission and estimated offering expenses ($                   million if the underwriters’ over-allotment option is exercised in full), for general corporate purposes, including capital contributions to its operating subsidiaries and potential future debt reduction.

RATIO OF EARNINGS TO FIXED CHARGES OF EVEREST HOLDINGS

The following table sets forth the ratio of earnings to fixed charges of Everest Holdings for each of the periods indicated:

	Years Ended December 31,
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges (1)	5.6	4.0	1.6	6.0	73.4

(1)	For purposes of determining this ratio, “earnings” consist of consolidated net income before federal income taxes plus fixed charges. “Fixed charges” consist of interest expense on senior and subordinated debt and the revolving credit agreement and that portion of operating leases that are representative of the interest factor.

ACCOUNTING TREATMENT

Historically, issuer trusts that have issued preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of the parent companies. However, in January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, to provide guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. In December 2003, the FASB issued a revised version of FIN 46, referred to as FIN 46R, which requires entities that had not adopted FIN 46 as of December 24, 2003 to apply the provisions of FIN 46R no later than the end of the first reporting period that ends after March 15, 2004. Under the provisions of FIN 46R, Everest Capital Trust will not be consolidated with Everest Holdings or Everest Group for financial reporting purposes. However, during any financial reporting periods when Everest Capital Trust has preferred securities outstanding, each of Everest Holdings and Everest Group will: (1) include the junior subordinated debt securities issued by Everest Holdings to Everest Capital Trust as a component of long-term debt in the liabilities section of its consolidated balance sheets, (2) report interest payable on the junior subordinated debt securities as interest expense in its consolidated statements of operations and comprehensive income, (3) include in a footnote to its financial statements disclosure that the sole assets of Everest Capital Trust are the junior subordinated debt securities, specifying the principal amount, interest rate and maturity date of the junior subordinated debt securities held, and (4) include in a footnote to its financial statements the following additional disclosures:

•	Everest Capital Trust is a wholly-owned finance subsidiary of Everest Holdings.

•	Everest Holdings considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by Everest Holdings of the Everest Capital Trust’s payment obligation with respect to the trust preferred securities.

•	There are regulatory and contractual restrictions on the ability of Everest Holdings’ operating subsidiaries to transfer funds to Everest Holdings in the form of cash dividends, loans or advances. The insurance laws of the State of Delaware, where Everest Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Everest Holdings that exceed specified statutory thresholds. In addition, the terms of Everest Holdings’ credit facility require Everest Re, Everest Holdings’ principal insurance subsidiary, to maintain a certain surplus level. At December 31, 2003, $1,561.1 million of the $2,264.0 million in net assets of Everest Holdings’ consolidated subsidiaries were subject to the foregoing regulatory restrictions. If regulatory approval were obtained from the Delaware Insurance Department for the payment of an extraordinary dividend by Everest Holdings’ direct insurance subsidiaries, then only $1,045.8 million of the $2,264.0 million in net assets of Everest Holdings’ consolidated subsidiaries would be subject to the remaining restrictions, principally those relating to Everest Holdings’ Credit Facility.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Everest Holdings as of December 31, 2003 on an actual and as adjusted basis. The “Actual” column reflects Everest Holdings’ capitalization as of December 31, 2003 on a historical basis. The “As Adjusted” column reflects the issuance of the preferred securities contemplated by this prospectus supplement (assuming no exercise of the underwriters’ over-allotment option) and the application of the net proceeds from this offering as described under the heading “Use of Proceeds.” The following data should be read in conjunction with the consolidated financial statements of Everest Holdings and accompanying notes, which are incorporated herein by reference.

	December 31, 2003
	Actual	As Adjusted
	(in millions)
Total debt less current portion:
8.50% Senior notes due 3/15/2005	$249.9	$249.9
8.75% Senior notes due 3/15/2010	199.2	199.2
Revolving credit agreement borrowings	70.0	70.0
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities(1)	210.0

Total debt (less current portion)	729.1
Stockholder’s Equity:
Common stock, par value: $0.01; 3,000 shares authorized; 1,000 shares issued	—	—
Additional paid-in capital (net of treasury shares)	240.3	240.3
Accumulated other comprehensive income, net of deferred income taxes of $117.5 million	208.3	208.3
Retained earnings	1,098.2	1,098.2

Total stockholder’s equity	1,546.9	1,546.9

Total capitalization	$2,276.0

(1)	As described in this prospectus supplement, the sole assets of Everest Capital Trust, which is the trust issuing the preferred securities offered hereby, will be the % junior subordinated debt securities issued by Everest Holdings to Everest Capital Trust. The junior subordinated debt securities will mature on March , 2034. Everest Holdings owns all the common securities of Everest Capital Trust. Everest Holdings also owns all the common securities of another wholly owned financing subsidiary trust that issued preferred securities in 2002 and whose sole assets are the 7.85% junior subordinated debt securities of Everest Holdings, which mature on November 15, 2032.

TERMS OF THE PREFERRED SECURITIES

The following summary, supplemented by the description of the terms and provisions of the preferred securities set forth in the accompanying prospectus under the heading “Description of the Trust Preferred Securities,” to which description reference is made, sets forth all of the material terms and provisions of the preferred securities. This summary does not purport to be complete and is qualified in its entirety by reference to the trust agreement, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.

The trust agreement qualifies as an indenture under the Trust Indenture Act. JPMorgan Chase Bank acts as the property trustee under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities are set forth in the trust agreement and portions of the Trust Indenture Act. You should read the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which contains important information regarding the preferred securities and the rights and responsibilities of the property trustee.

General

The preferred securities will be issued pursuant to the terms of the trust agreement. Under the trust agreement, Everest Capital Trust may issue up to             (            if the underwriters’ over-allotment option is exercised in full) preferred securities. The trust agreement does not permit Everest Capital Trust to issue any securities other than the preferred securities and the common securities of Everest Capital Trust. All of the common securities of Everest Capital Trust, which have a total liquidation amount equal to at least 3% of Everest Capital Trust’s total capital, will be owned by Everest Holdings.

The preferred securities rank equally with, and payments are made on a pro rata basis with, the common securities of Everest Capital Trust. However, if an event of default on the junior subordinated debt securities exists, the rights of the holders of the common securities of Everest Capital Trust to receive payments from Everest Capital Trust will be subordinated to the rights of the holders of the preferred securities. Events that constitute an event of default with respect to the junior subordinated debt securities are described below under the heading “Terms of the Junior Subordinated Debt Securities—Events of Default.” An event of default does not entitle the holders of the preferred securities to require the redemption of the preferred securities.

The preferred securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated debt securities or their earlier redemption. The junior subordinated debt securities mature on March     , 2034.

Everest Holdings will execute a guarantee agreement with respect to the preferred securities. Everest Holdings’ guarantee is held by the guarantee trustee for the benefit of the holders of the preferred securities. Everest Holdings’ obligations under the guarantee agreement are subordinate to the secured and senior debt of Everest Holdings. The guarantee does not cover payment of distributions on the preferred securities, or amounts payable on redemption or liquidation of the preferred securities, in the event Everest Capital Trust does not have sufficient funds available to pay those distributions or amounts.

The guarantee is described in more detail under the heading “Description of the Trust Preferred Securities Guarantees” in the accompanying prospectus. However, in the aggregate, the following obligations of Everest Holdings provide a full and unconditional guarantee of the amounts due on the preferred securities:

•	Everest Holdings’ guarantee of the preferred securities;

•	Everest Holdings’ obligations under the junior subordinated debt securities;

•	Everest Holdings’ obligations under the junior subordinated indenture;

•	Everest Holdings’ obligations under the trust agreement; and

•	Everest Holdings’ obligations under the expense agreement to pay all costs, expenses, debts and liabilities of Everest Capital Trust, other than with respect to the preferred securities.

Distributions

The preferred securities represent beneficial interests in Everest Capital Trust. Everest Capital Trust’s funds available for distribution to you, as a holder of the preferred securities, will be limited to payments received from Everest Holdings on the junior subordinated debt securities. If Everest Holdings does not make a required payment on the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to make the related payment on the preferred securities. The payment of distributions, if and to the extent Everest Capital Trust has funds legally available for the payment of the distributions in cash sufficient to make the payments, is guaranteed by Everest Holdings on a limited basis as described under “Description of the Trust Preferred Securities Guarantees” in the accompanying prospectus.

The following are the general distribution rights of the preferred securities:

•	Distributions on each of the preferred securities will accrue at the annual rate of % of the stated liquidation amount of $25.

•	Distributions on the preferred securities will be cumulative and will accrue from March , 2004 and will be payable quarterly in arrears on the 30th day of March, June, September and December of each year, commencing June 30, 2004, when, as and if funds are available for payment.

•	Distributions payable for each full distribution period will be computed by dividing the rate per annum by four. The amount of distributions payable for any period less than a full period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in a period.

•	If any date on which distributions are payable on the preferred securities is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day without any interest or other payment as a result of that delay, except that, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the payment was originally payable.

So long as no event of default with respect to the junior subordinated debt securities has occurred and is continuing, Everest Holdings has the right under the junior subordinated indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time; provided, that no extension period may exceed 20 consecutive quarters or may extend beyond the stated maturity of the junior subordinated debt securities. As a consequence of this type of election, quarterly distributions on the preferred securities will be deferred by Everest Capital Trust during the extension period. Distributions to which holders of the preferred securities are entitled will accumulate additional distributions on the preferred securities at the rate per year of     % of the deferred distributions, compounded quarterly from the relevant payment date for the distributions. The term “distributions” as used in this prospectus supplement includes any additional distributions. Any deferral of interest payment must end on one of the quarterly interest payment dates.

During any period for which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, the junior subordinated indenture limits Everest Holdings’ ability to pay or declare dividends with respect to, or otherwise acquire, its capital stock, to make principal or interest payments on junior debt or to make specified payments with respect to related guarantees. In addition, during any period in which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, Everest Group may not declare or pay any dividend with respect to, or otherwise acquire, its capital stock. These limitations are more fully described below under the heading “Terms of Junior Subordinated Debt Securities—Restrictions on Specified Payments.”

Prior to the termination of any period for which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, Everest Holdings may further extend the interest payment period; provided, that no extension period may exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debt securities. Upon the termination of any extension period and the payment of all amounts then due, Everest Holdings may elect to begin a new extension period. There is no limitation on the number of times that Everest Holdings may elect to begin an extension period. See “Terms of Junior Subordinated Debt Securities—Option to Extend Interest Payment Period” and “United States Federal Income Tax Consequences—Interest Income and Original Issue Discount.”

Everest Holdings has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities.

Each distribution on the preferred securities will be payable to the holders, as they appear on the books and records of Everest Capital Trust, at the close of business on the relevant record date, which will be 15 days prior to the relevant payment date.

Optional Redemption of Preferred Securities

Upon the repayment or redemption, in whole or in part, of the junior subordinated debt securities, whether at stated maturity or upon earlier redemption as provided in the junior subordinated indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem both preferred and common securities on a proportionate basis, upon not less than 30 nor more than 60 days notice to the holders of the preferred securities prior to the date fixed for repayment or redemption. The repayment or redemption, as the case may be, will be at a redemption price, with respect to the preferred securities, equal to the aggregate liquidation amount of the preferred securities plus accumulated and unpaid distributions on the preferred securities to the date of redemption. See “Terms of the Junior Subordinated Debt Securities—Redemption.”

The junior subordinated debt securities are redeemable at the option of Everest Holdings before their maturity at 100% of their principal amount plus accrued and unpaid interest to the date of redemption, referred to in this prospectus supplement as the redemption price:

•	in whole or in part, on one or more occasions any time on or after March 30, 2009; and

•	at any time, in whole, but not in part, within 90 days of the occurrence and continuation of a tax event or an investment company event. A tax event and an investment company event are more fully described under the heading “Terms of the Junior Subordinated Debt Securities—Redemption” in this prospectus supplement.

Events of Default

The trust agreement provides that any one or more of the following events constitutes an event of default with respect to the preferred securities:

•	An event of default under the junior subordinated indenture with respect to the junior subordinated debt securities. See “Terms of the Junior Subordinated Debt Securities—Events of Default”;

•	Everest Capital Trust’s failure, for a period of 30 days, to pay any distribution on the preferred securities when due, subject to the right of Everest Holdings to defer interest payments on the junior subordinated debt securities and the resulting deferral of distributions on the preferred securities;

•	Everest Capital Trust’s failure to pay the redemption price of any preferred security when due;

•

Everest Capital Trust’s failure to observe or perform, in any material respect, any other covenant contained in the trust agreement for a period of 60 days after receiving written notice of the failure from the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities; provided, that the 60-day period may be extended by the holders of at least the same principal amount of the outstanding preferred securities that had given the notice of the default, and the holders will be deemed to have agreed to an extension so long as Everest Capital Trust has initiated and is diligently pursuing corrective action; and

•	specified events of bankruptcy, insolvency or reorganization of the property trustee if a successor property trustee has not been appointed within 90 days.

The holder of common securities shall have no right to act with respect to any event of default under the trust agreement until all events of default under the trust agreement relating to the preferred securities have been cured, waived or otherwise eliminated. Until an event of default regarding the preferred securities has been cured, waived or otherwise eliminated, the property trustee will be considered to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee under the trust agreement.

If an event of default with respect to the junior subordinated debt securities occurs and is continuing, and the indenture trustee or the holders of not less than 33% in principal amount of the junior subordinated debt securities outstanding fail to declare the principal amount of all of the junior subordinated debt securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities will have the right to declare the principal amount immediately due and payable by providing notice to Everest Holdings, the property trustee and the indenture trustee.

In addition, if an event of default with respect to the junior subordinated debt securities occurs and is continuing and is attributable to the failure of Everest Holdings to pay interest or principal on the junior subordinated debt securities when otherwise payable, any holder of preferred securities may directly institute a legal proceeding against Everest Holdings to enforce these rights without first suing the indenture trustee or any other person.

Everest Holdings and the administrative trustees are required to furnish annually to the property trustee certificates to the effect that, to the best knowledge of the individuals providing the certificates, Everest Holdings and Everest Capital Trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.

Distribution of Junior Subordinated Debt Securities Upon Dissolution of Everest Capital Trust

Everest Holdings has the right to dissolve Everest Capital Trust at any time and, after satisfaction of the liabilities of creditors of Everest Capital Trust as provided by applicable law, cause the junior subordinated debt securities to be distributed to the holders of the preferred securities in liquidation of Everest Capital Trust.

Under current U.S. federal income tax law and interpretations, a distribution of the junior subordinated debt securities upon liquidation of Everest Capital Trust would not be a taxable event to holders of the preferred securities. However, if any of the specified changes in, or interpretation of, tax or regulatory law in the description of “tax event” under the heading “Terms of the Junior Subordinated Debt Securities—Redemption” in this prospectus supplement were to occur which would cause Everest Capital Trust to be subject to U.S. federal income tax with respect to income received or accrued on the junior subordinated debt securities (as the case would be, for example, if Everest Capital Trust were treated as an association taxable as a corporation), a distribution of the junior subordinated debt securities by Everest Capital Trust could be a taxable event to Everest Capital Trust and the holders of the preferred securities. See “United States Federal Income Tax Consequences—Distribution of Junior Subordinated Debt Securities Upon Dissolution of Everest Capital Trust.”

Liquidation Value

The amount payable on the preferred securities in the event of a dissolution of Everest Capital Trust is $25 per preferred security plus accumulated and unpaid distributions. This amount may be in the form of a distribution of a like amount of junior subordinated debt securities, unless the distribution is determined by the property trustee to not be practical, in which case trust property will be liquidated and Everest Capital Trust will be dissolved in the manner determined by the property trustee. The term “like amount” means:

•	with respect to a redemption of any common or preferred securities, common or preferred securities having a liquidation amount equal to that portion of the principal amount of the junior subordinated debt securities to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of the securities; and

•	with respect to a distribution of junior subordinated debt securities to holders of common or preferred securities in connection with a dissolution or liquidation of Everest Capital Trust, junior subordinated debt securities having a principal amount equal to the liquidation amount of the securities of the holder to whom the junior subordinated debt securities are distributed.

See “Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution” in the accompanying prospectus.

Voting Rights

The holders of the preferred securities will have no voting rights, except with respect to any action that would materially and adversely affect the powers, preferences or special rights of the preferred securities, whether by amending the trust agreement, the guarantee agreement or otherwise, or to dissolve, wind-up or terminate the trust, other than pursuant to the terms of the trust agreement. The holders of the preferred securities, voting as a class, would be entitled to vote on either of these types of proposals and these proposals would be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities.

In addition, so long as the property trustee holds the junior subordinated debt securities on behalf of Everest Capital Trust, without the prior approval of the holders of preferred securities, the trustees of Everest Capital Trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to proceedings for any available remedies or the property trustee with respect to the exercise of any trust or power with respect to the junior subordinated debt securities;

•	waive any default available under the junior subordinated indenture with respect to the junior subordinated debt securities;

•	cancel an acceleration of the principal of any junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or any junior subordinated debt securities where consent is required.

In addition, the consent of each affected holder of the preferred securities is required for any action which requires the consent of each affected holder of the junior subordinated debt securities. Prior to taking any of the actions described above, Everest Capital Trust must obtain an opinion of counsel experienced in these matters to the effect that, as a result of the proposed action, Everest Capital Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of the holders of the preferred securities may be given at a meeting convened for that purpose or without a meeting and without prior notice pursuant to a written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote to be given to each holder of record of the preferred securities at least 15 and not more than 90 days before the meeting.

No vote or consent of the holders of the preferred securities will be required for Everest Capital Trust to redeem and cancel the securities in accordance with the trust agreement.

In no case will holders of preferred securities be entitled to a vote in respect of any merger, business combination or change of control of or involving Everest Holdings.

Listing of Preferred Securities

The preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the preferred securities is expected to commence within 30 days after they are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities or that you will be able to sell your preferred securities at the price you paid for them. If Everest Capital Trust distributes the junior subordinated debt securities, Everest Holdings will use its best efforts to list the junior subordinated debt securities on the New York Stock Exchange or any other exchange or quotation system on which the preferred securities are then listed.

Global Securities

The preferred securities will be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of DTC.

Upon the issuance of a global security, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective number of preferred securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the preferred securities. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through DTC participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the trust agreement.

Except as described below, owners of beneficial interests in a global security will not be entitled to have the preferred securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of the preferred securities in definitive form.

Distributions and other payments with respect to the preferred securities registered in the name of DTC or its nominee will be paid to DTC or its nominee, as the case may be, as the registered owner of the global security representing the preferred securities. None of the trustee, any paying agent, the security registrar, Everest Holdings or Everest Capital Trust will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Everest Holdings expects that DTC or its nominee, upon receipt of any payment with respect to the preferred securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the global security for the preferred securities as shown on the records of DTC or its nominee. Everest Holdings also expects that payments by participants to owners of beneficial interests in the global security held through its participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The trust agreement provides that if:

•	DTC, as depositary for the preferred securities, notifies Everest Holdings that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the trust agreement and, in each case, a successor depositary is not appointed by the issuer within 90 days of written notice,

•	Everest Holdings determines that the preferred securities will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect, or

•	an event of default with respect to the junior subordinated debt securities has occurred and is continuing,

the global securities may be exchanged for preferred securities in definitive form of an equal aggregate number of preferred securities and aggregate liquidation amount in authorized denominations.

Registrar, Transfer Agent and Paying Agent

JPMorgan Chase Bank will act as registrar, transfer agent and paying agent for the preferred securities. JPMorgan Chase Bank is presently located at 4 New York Plaza, New York, NY 10004. The paying agent may resign as paying agent upon 30 days’ written notice to the administrative trustees and the property trustee. In the event that JPMorgan Chase Bank is no longer the paying agent, the administrative trustees will appoint a successor to act as paying agent, which must be a bank or trust company.

Governing Law

The trust agreement and the preferred securities are governed by, and construed in accordance with, the internal laws of the State of Delaware.

TERMS OF THE JUNIOR SUBORDINATED DEBT SECURITIES

General

The following summary, as supplemented by the description of the terms and provisions of the junior subordinated debt securities set forth in the accompanying prospectus under the heading “Description of the Debt Securities,” to which description reference is made, sets forth all of the material terms and provisions of the junior subordinated debt securities. This summary of the junior subordinated debt securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the junior subordinated indenture, as supplemented from time to time, and the Trust Indenture Act.

The junior subordinated indenture qualifies as an indenture under the Trust Indenture Act. JPMorgan Chase Bank acts as the indenture trustee for the junior subordinated debt securities under the junior subordinated indenture for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the junior subordinated debt securities are set forth in the junior subordinated indenture, as supplemented by a first supplemental indenture, and portions of the Trust Indenture Act. You should read the junior subordinated indenture, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which contains important information regarding the junior subordinated debt securities and the rights and responsibilities of the indenture trustee.

Concurrently with the issuance of the preferred securities, Everest Capital Trust will invest the proceeds from the sale of the preferred securities, together with the consideration paid by Everest Holdings for the common securities, in the junior subordinated debt securities issued by Everest Holdings. The junior subordinated debt securities will be issued in denominations of $25 and integral multiples thereof. The junior subordinated debt securities will mature on March     , 2034, which date is referred to in this prospectus supplement as the stated maturity of the junior subordinated debt securities. The junior subordinated debt securities are not entitled to the benefit of a sinking fund.

It is anticipated that, unless there is a dissolution of Everest Capital Trust, each junior subordinated debt security will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities and the common securities.

Interest

From and after March     , 2004, the junior subordinated debt securities will bear interest accruing at an annual rate of     % of the principal amount of the junior subordinated debt securities, payable quarterly in arrears on the 30th day of March, June, September and December of each year, referred to in this prospectus supplement as the interest payment dates, with the first payment to be made on June 30, 2004. Interest payments are made to the person in whose names the junior subordinated debt securities are registered, subject to specified exceptions, at the close of business on the fifteenth day next preceding the interest payment date.

The amount of interest payable for any full period shall be computed by dividing the rate per annum by four. The amount of interest payable for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in a period. In the event that any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day (without any interest or other payment in respect of any delay), except that, if that business day is in the next succeeding calendar year, that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date that payment was originally payable.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount of the accrued interest (to the extent permitted by law) at the rate per year of % of the accrued interest, compounded quarterly, referred to in this prospectus supplement as additional interest. The term “interest” as used in this prospectus supplement includes quarterly interest payments, additional interest and the additional sums described below, as applicable.

Option to Extend Interest Payment Period

So long as no event of default with respect to the junior subordinated debt securities, as described below under “—Events of Default,” has occurred and is continuing, Everest Holdings has the right under the junior subordinated indenture at any time during the term of the junior subordinated debt securities to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each extension period; provided, that no extension period may extend beyond the stated maturity of the junior subordinated debt securities and the period for any deferral of interest payments must end on one of the quarterly interest payment dates. At the end of a period for which Everest Holdings has elected to defer interest payments, Everest Holdings must pay all interest then accrued and unpaid, together with any additional interest, to the extent permitted by applicable law. During any period for which Everest Holdings has elected to defer interest payments, interest will continue to accrue on the junior subordinated debt securities, and corresponding distributions will continue to accrue on the preferred securities, and holders of junior subordinated debt securities and holders of preferred securities will be required to accrue interest income for U.S. federal income tax purposes as described under the heading “United States Federal Income Tax Consequences—Interest Income and Original Issue Discount.”

During any period in which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, Everest Holdings’ ability to make specified payments with respect to its capital stock and its debt obligations, and Everest Group’s ability to make specified payments with respect to its capital stock, is restricted as described below under the heading “—Restrictions on Specified Payments.”

Prior to the termination of any period for which Everest Holdings has elected to defer interest payments, Everest Holdings may elect to further defer interest payments; provided, that the deferral of interest payments may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debt securities. There is no limitation on the number of times that Everest Holdings may elect to defer interest payments on the junior subordinated debt securities, except that no extension period may extend beyond the stated maturity of the junior subordinated debt securities. Upon the termination of any deferral period and the payment of all amounts then due, Everest Holdings may elect to begin a new deferral period. No interest shall be due and payable during any period for which Everest Holdings has elected to defer interest payments, except at the end of the extension period.

Everest Holdings must give Everest Capital Trust and the indenture trustee notice of its election to defer interest payments on the junior subordinated debt securities at least one business day prior to the earlier of:

•	the date the distributions on the preferred securities would have been payable except for Everest Holdings’ election to defer interest payments on the junior subordinated debt securities; or

•	the date the property trustee is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date the distributions are payable.

The indenture trustee will give notice of Everest Holdings’ election to defer interest payments on the junior subordinated debt securities to Everest Capital Trust, and the administrative trustees will give notice of the deferral to the holders of the preferred securities.

Everest Holdings has no current intention of exercising its right to defer payments of interest on the junior subordinated debt securities.

Restrictions on Specified Payments

During any period in which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities or is in default under the terms of the junior subordinated debt securities or the guarantee, neither it nor its subsidiaries will be permitted to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Everest Holdings’ capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Everest Holdings, including other junior subordinated debt securities, that rank equally with or junior in interest to the junior subordinated debt securities; or

•	make any guarantee payments with respect to any guarantee by Everest Holdings of the debt securities of any subsidiary of Everest Holdings if that guarantee ranks equally with or junior in interest to the junior subordinated debt securities.

In addition, during any period in which Everest Holdings has elected to defer interest payments on the junior subordinated debt securities, neither Everest Group nor its subsidiaries may declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Everest Group’s capital stock.

These restrictions do not apply to:

•	repurchases, redemptions or other acquisitions of capital stock in connection with employment contracts, benefit plans or other similar arrangements, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of, or securities convertible into or exercisable for, its capital stock as consideration in specified acquisition transactions;

•	exchanges or conversions of any capital stock or indebtedness for any other capital stock and the purchase of any fractional interests in connection with the exchange or conversion;

•	any dividend in connection with any rights plan or the redemption or repurchase of rights pursuant to any rights plan; or

•	any dividend in the form of stock, warrants, options or other rights where the stock to be issued is the same stock as that on which the dividend is being paid or ranks equally with or junior in interest to the stock to be issued.

Events of Default

The junior subordinated indenture provides that any one or more of the following events constitutes an event of default with respect to the junior subordinated debt securities:

•	Everest Holdings’ failure, for a period of 30 days, to pay any interest on the junior subordinated debt securities when due, subject to Everest Holdings’ right to defer interest payments;

•	Everest Holdings’ failure to pay any principal or premium, if any, on the junior subordinated debt securities when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

•	Everest Holdings’ failure to observe or perform any other covenant contained in the junior subordinated indenture for a period of 60 days after receiving written notice of the failure from the indenture trustee or holders of at least 33% in aggregate outstanding principal amount of the junior subordinated debt securities; provided, that the 60-day period may be extended by either the indenture trustee or the indenture trustee and the holders of at least the same principal amount of the outstanding junior subordinated debt securities that had given the notice of the default, and the indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension so long as Everest Holdings has initiated and is diligently pursuing corrective action;

•	specified events of bankruptcy, insolvency or reorganization of Everest Holdings; or

•	Everest Group fails to observe or perform its covenant not to make the specified payments described above under the heading “—Restrictions on Specified Payments.”

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 33% in aggregate outstanding principal amount of junior subordinated debt securities may declare the principal due and payable immediately upon an event of default with respect to the junior subordinated debt securities, and, if the indenture trustee or the holders of the junior subordinated debt securities fail to make the declaration, the holders of at least 33% in aggregate liquidation amount of the preferred securities shall have this right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities may annul the declaration and waive the default if the default, other than the non-payment of the principal of which has become due solely by the acceleration, has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been paid or deposited with the indenture trustee. If the holders of the junior subordinated debt securities fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities shall have this right.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities and the holders of a majority in aggregate liquidation amount of the preferred securities may waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been paid or deposited with the indenture trustee, or a default in respect of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security.

Everest Holdings is required to furnish annually to the indenture trustee a certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the junior subordinated indenture or, if there has been a default, specifying the default and the status.

Subordination

The junior subordinated debt securities are unsecured obligations of Everest Holdings, subordinated in right of payment to the prior payment in full of all secured and senior debt of Everest Holdings to the extent provided in the junior subordinated indenture. As a result, in the event of the bankruptcy, liquidation or reorganization of Everest Holdings, or upon acceleration of the junior subordinated debt securities due to an event of default, Everest Holdings’ assets will be available to pay its obligations on the junior subordinated debt securities only after all secured and senior debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the junior subordinated debt securities then outstanding.

No payments in respect of junior subordinated debt securities may be made if there shall have occurred and be continuing a default in any payment of any principal, interest or premium on any senior debt, whether at maturity, at a date fixed for prepayment or by declaration of acceleration.

The term “debt” means with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of the person;

•	all indebtedness for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

•	every obligation of the type described above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; and

•	any renewals, extensions, refundings, amendments or modifications of any obligations of the type described above.

The term “senior debt” means the principal of and interest and premium, if any, on debt, whether incurred on or prior to the date of the junior subordinated indenture or later incurred, unless, in the instrument creating or evidencing the debt or pursuant to which the debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities or to other debt which is equal with, or subordinated to, the junior subordinated debt securities; provided, that senior debt does not include:

•	any debt of Everest Holdings which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Everest Holdings;

•	any debt of Everest Holdings to any of its subsidiaries;

•	debt to any employee of Everest Holdings;

•	trade accounts payable of Everest Holdings;

•	accrued liabilities arising in the ordinary course of business; or

•	any other debt securities issued pursuant to the junior subordinated indenture.

Everest Holdings is a holding company that conducts substantially all of its business through its subsidiaries. The junior subordinated debt securities are effectively subordinated to the indebtedness and other liabilities of Everest Holdings’ subsidiaries. As a result, in the event of the bankruptcy, liquidation or reorganization of Everest Holdings, or upon acceleration of the junior subordinated debt securities due to an event of default, assets of Everest Holdings’ subsidiaries will be available to pay obligations under the junior subordinated debt securities only after all creditors of the subsidiaries have been paid in full. Accordingly, holders of the junior subordinated debt securities should look only to the assets of Everest Holdings for payments on the junior subordinated debt securities. In addition, dividends and other permitted payments from Everest Re are expected to be the sole source of funds to meet the financial obligations of Everest Holdings and to a make payments under the junior subordinated debt securities. The payment of dividends by Everest Re to Everest Holdings is limited by the Delaware Insurance Code and the Delaware General Corporation Law.

In addition, the junior subordinated indenture does not prohibit or limit the incurrence of secured debt or the incurrence of other indebtedness and liabilities by Everest Holdings or its subsidiaries. Everest Holdings may from time to time incur additional indebtedness constituting senior debt.

Additional Sums

If Everest Capital Trust is required to pay any additional taxes, and so long as no event of default has occurred and is continuing, duties or other governmental charges, referred to in this prospectus supplement as additional sums, as a result of a tax event, Everest Holdings will pay as additional amounts on the junior subordinated debt securities these amounts as shall be required so that the distributions payable by Everest Capital Trust shall not be reduced as a result of these additional taxes, duties or other governmental charges. These amounts will be paid only if Everest Holdings does not elect to either:

•	redeem the junior subordinated debt securities and cause a mandatory redemption of Everest Capital Trust securities within 90 days of the corresponding tax event; or

•	terminate Everest Capital Trust and, after satisfaction of the liabilities of the creditors of Everest Capital Trust, cause the junior subordinated debt securities to be distributed to the holders of Everest Capital Trust securities in liquidation of Everest Capital Trust.

Redemption

Everest Holdings can redeem the junior subordinated debt securities before their maturity at 100% of their principal amount plus accrued and unpaid interest to the fixed date for redemption:

•	in whole or in part, on one or more occasions any time on or after March 30, 2009, and

•	at any time, in whole, but not in part, within 90 days of the occurrence and continuation of a tax event or an investment company event.

Tax Event. For purposes of the redemption described above, a tax event means that Everest Capital Trust has received an opinion of counsel experienced in these types of matters to the effect that, as a result of:

•	any amendment to or change in, including any announced prospective change in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof, or

•	any judicial decision or any official administrative pronouncement, including any private letter ruling, technical advice memorandum or field service advice, or regulatory procedure, referred to in this prospectus supplement collectively as an administrative action, regardless of whether the judicial decision or administrative action is issued to or in connection with a proceeding involving Everest Holdings or Everest Capital Trust and whether or not it is subject to review or appeal, which amendment, change, administrative action or decision is enacted, promulgated or announced, and on or after the date of the issuance of Everest Capital Trust’s preferred securities, there is more than an insubstantial risk that:

•	Everest Capital Trust is, or will be within 90 days of the receipt of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debt securities,

•	interest payable by Everest Holdings or the original issue discount accruing on the junior subordinated debt securities is not, or will not be within 90 days of the receipt of the opinion of counsel, deductible by Everest Holdings, in whole or in part, for United States federal income tax purposes, or

•	Everest Capital Trust is, or will be within 90 days of the receipt of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Investment Company Event. For purposes of the redemption described above, an investment company event means that Everest Capital Trust has received an opinion of counsel experienced in these types of matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in the interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Everest Capital Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective on or after the date of the issuance of the preferred securities.

Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each registered holder of junior subordinated debt securities to be redeemed at its registered address. Unless Everest Holdings defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the junior subordinated debt securities. In the event any junior subordinated debt securities are called for redemption, neither Everest Holdings nor the indenture trustee will be required to register the transfer of or exchange the junior subordinated debt securities to be redeemed during a period beginning 15 days before the redemption date.

Distribution of Junior Subordinated Debt Securities upon Dissolution of Trust

Under specified circumstances involving the dissolution of Everest Capital Trust, junior subordinated debt securities may be distributed to the holders of the preferred securities in liquidation of Everest Capital Trust after satisfaction of liabilities to creditors of Everest Capital Trust as provided by applicable law. If distributed to holders of preferred securities in liquidation, the junior subordinated debt securities will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, will act as depositary for the junior subordinated debt securities. It is anticipated that the depositary arrangements for the junior subordinated debt securities would be substantially identical to those in effect for the preferred securities. If the junior subordinated debt securities are distributed to the holders of preferred securities upon the liquidation of Everest Capital Trust, Everest Holdings will use its best efforts to list the junior subordinated debt securities on the New York Stock Exchange or any other exchange or quotation system on which the preferred securities are then listed. There can be no assurance as to the market price of any junior subordinated debt securities that may be distributed to the holders of preferred securities. For a description of DTC and the terms of the depositary matters, see “Description of the Debt Securities—Global Securities” in the accompanying prospectus.

Governing Law

The junior subordinated indenture and the junior subordinated debt securities are governed by, and construed in accordance with, the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the preferred securities. This summary does not address all aspects of U.S. federal income and estate tax that may be relevant to a holder in light of the holder’s particular circumstances or to special classes of holders, such as dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting, persons liable for alternative minimum tax, insurance companies, persons holding preferred securities as part of a straddle, hedge, conversion transaction or other integrated investment, or persons whose functional currency is not the U.S. dollar.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds preferred securities, the tax consequences to each partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding preferred securities, you should consult your own tax advisor.

The discussion below is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus supplement as the “Code”, the U.S. Treasury regulations promulgated under the Code, and judicial decisions and administrative interpretations now in effect, all of which are subject to change, possibly on a retroactive basis.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES.

Classification of Everest Capital Trust

Under current law and assuming full compliance with the terms of the trust agreement, Everest Capital Trust will be classified as a grantor trust for U.S. federal income tax purposes and not as an association taxable as a corporation. As a result, for U.S. federal income tax purposes, you generally will be treated as owning an undivided beneficial interest in the junior subordinated debt securities. Accordingly, you will be treated as receiving your proportionate share of the interest income or original issue discount that is paid or accrued on the junior subordinated debt securities.

Classification of the Junior Subordinated Debt Securities

Everest Holdings intends to take the position that the junior subordinated debt securities will be classified for U.S. federal income tax purposes as indebtedness of Everest Holdings. Everest Holdings, Everest

Capital Trust and you (through your purchase of a beneficial interest in the preferred securities) agree to treat the junior subordinated debt securities as indebtedness of Everest Holdings for U.S. federal income tax purposes. The remainder of this discussion assumes that the junior subordinated debt securities will be classified as indebtedness of Everest Holdings for U.S. federal income tax purposes.

U.S. Holders

Except as otherwise stated, this summary deals only with preferred securities held as capital assets by a holder who or which (1) purchases the preferred securities upon original issuance at their issue price and (2) is a U.S. holder. For purposes of this summary, a “U.S. holder” means a beneficial owner of a preferred security that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) which is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Interest Income and Original Issue Discount. Under the Code and U.S. Treasury regulations, if a debt instrument is issued at a price equal to its stated redemption price at maturity (or at a price that is less than its stated redemption price at maturity by no more than the statutory de minimis amount), interest is payable at least annually at a single fixed rate and the instrument contains terms and conditions that make the nonpayment of interest no more than a remote contingency, the instrument will not be considered to be issued with original issue discount, referred to in this prospectus supplement as “OID”.

It is anticipated that the junior subordinated debt securities will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. In addition, as described above, interest is payable on the junior subordinated debt securities at a fixed rate on a quarterly basis. Further, Everest Holdings believes that the likelihood of it exercising its option to defer payments of interest is remote based on, among other things, Everest Holdings’ and Everest Group’s inability, if the deferral option is exercised, to pay a dividend, to engage in specified capital transactions with respect to its stock, and Everest Holdings’ inability, if the deferral option is exercised, to repay, repurchase or redeem, or make any payments of interest, principal or premium on, any debt securities that rank equally with or junior to the junior subordinated debt securities. Based on this conclusion, Everest Holdings has taken the position that the junior subordinated debt securities should not be treated as issued with OID unless and until it exercises its option to defer payment of interest, so that the stated interest on the junior subordinated debt securities will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

If, however, Everest Holdings were to exercise its right to defer payments of interest on the junior subordinated debt securities, the junior subordinated debt securities would be treated as reissued with OID at that time. As a result, you would be subject to the special OID rules described below. Once the junior subordinated debt securities become OID instruments, they would be taxed as OID instruments for as long as they remain outstanding. Furthermore, it is possible that the Internal Revenue Service, referred to in this prospectus supplement as the IRS, could assert that the junior subordinated debt securities were initially issued with OID. If the IRS were successful in this regard, you would be subject to the special OID rules described below regardless of whether the option to defer payments of interest on the junior subordinated debt securities is exercised. Under the OID economic accrual rules, the following would occur:

•	regardless of your method of accounting, you would accrue an amount of interest income each year using a constant yield method of accrual whether or not interest is paid;

•	the actual cash payments of interest you receive on the junior subordinated debt securities would not be reported separately as taxable income;

•	any amount of OID included in your gross income with respect to the junior subordinated debt securities would increase your tax basis in the preferred securities; and

•	the amount of distributions you receive in respect of accrued OID would reduce your tax basis in the preferred securities.

Because the junior subordinated debt securities are debt for U.S. federal income tax purposes, you will not be entitled to a dividends-received deduction with respect to any income you recognize on the preferred securities.

Distribution of Junior Subordinated Debt Securities Upon Dissolution of Everest Capital Trust. The junior subordinated debt securities held by Everest Capital Trust may be distributed to you in exchange for your preferred securities if Everest Capital Trust is dissolved before the maturity date of the junior subordinated debt securities. Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon this type of a distribution, you will receive your proportionate share of the junior subordinated debt securities previously held indirectly through Everest Capital Trust. Your holding period and total tax basis in the junior subordinated debt securities will include the holding period and total tax basis that you had in your preferred securities immediately before the distribution. If, however, Everest Capital Trust is treated as an association taxable as a corporation and Everest Holdings elects to distribute the junior subordinated debt securities to you at that time, the distribution would be taxable to you and Everest Capital Trust.

If you receive junior subordinated debt securities in exchange for your preferred securities, you would accrue interest in respect of the junior subordinated debt securities in the same manner described above under the heading “—Interest Income and Original Issue Discount.”

Sales or Redemptions of Preferred Securities. If you sell your preferred securities, including a redemption for cash, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or redemption of the preferred securities (not including amounts attributable to accrued but unpaid interest that you did not previously include in income, which would be taxable as ordinary income) and your adjusted tax basis in the preferred securities sold or redeemed. Your adjusted tax basis in the preferred securities generally will equal the cost of the preferred securities to you, and if the OID rules described above under the heading “—Interest Income and Original Issue Discount” apply, increased by any accrued OID and decreased by any payment received on the preferred securities in respect of accrued OID.

Your gain or loss will be a capital gain or loss and generally will be a long-term capital gain or loss if, at the time of disposition, you held the preferred securities for more than one year. Long-term capital gains of individuals are currently subject to a maximum U.S. federal income tax rate of 15% (and at a rate of 20% for dispositions occurring on or after January 1, 2009). The deductibility of capital losses is subject to specified limitations.

The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debt securities. If you dispose of the preferred securities between record dates for payments of distributions, you will nevertheless be required to include accrued but unpaid interest on the junior subordinated debt securities through the date of disposition in income as ordinary income and to subtract that amount from the proceeds of the disposition of the preferred securities. You may recognize a capital loss to the extent that the proceeds of the disposition are less than your basis in the preferred securities. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder of purchasing, owning, and disposing of, a preferred security. You are a non-U.S. holder if you are the beneficial owner of a preferred security and you are not a U.S. holder, as defined above.

Payment of Interest: Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income and OID, if any, that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of classes of Everest Holdings stock entitled to vote;

•	you are not a controlled foreign corporation related to Everest Holdings actually or constructively through stock ownership;

•	either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

Treasury regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. These regulations may require a non-U.S. holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

Interest on junior subordinated debt securities not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. Holder with respect to interest and OID, if any, if the interest income and OID, if any, is effectively connected with your conduct of a United States trade or business. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treat rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if you deliver proper documentation.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed Form W-8BEN or W-8ECI. Under the Treasury Regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

Sale, Exchange or Redemption of Preferred Securities: If you are a non-U.S. holder of a preferred security, generally you will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the preferred security, unless:

•	the gain is effectively connected with your conduct of a United States trade or business;

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during taxable year (as determined under the Internal Revenue Code) of the disposition and certain other conditions are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Death of a non-U.S. holder: If you are an individual non-U.S. holder and you hold a preferred security at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of Endurance Holdings of stock entitled to vote, and provided that, at the time of death, payments with respect to such preferred security would not have been effectively connected with your conduct of a trade or business within the United States.

Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, information reporting requirements will apply to payments to you of all payments of principal and interest, including OID, if any, on a preferred security and the proceeds of the sale of a preferred security. If you are a U.S. holder, you may be subject to backup withholding when you receive interest, including OID, if any, with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of a preferred security. The backup withholding rate currently is 28%; without congressional action, this rate will increase to 31% in 2011. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

We will report to the U.S. holders of preferred securities and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

If you are a non-U.S. holder, U.S. information reporting requirements and backup withholding tax will not apply to payments of interest, including OID, if any, if you provide the statement described in “Non-U.S. Holders—Payment of Interest”, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

(i) is a U.S. person;

(ii) is a non-U.S. person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(iii) is a controlled foreign corporation for U.S. federal income tax purposes; or

(iv) is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or it, at any time during its tax year, such foreign partnership is engaged in a trade or business in the United States.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting requirements unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. However, under such circumstances, Treasury Regulations provide that such payments are not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement describe in “Non-U.S. Holders–Payment of Interest” or otherwise establish an exemption.

Amounts withheld under these backup withholding rules are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

ERISA CONSIDERATIONS

Before authorizing an investment in the preferred securities, fiduciaries of any:

•	pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, referred to in this prospectus supplement as ERISA,

•	plan described in Section 4975(e)(1) of the Code, including an individual retirement account or a Keogh plan, subject to Section 4975 of the Code,

•	plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to in this prospectus supplement as similar laws, or

•	entity investing with the assets of any of the above (such as a collective investment fund),

which are referred to in this prospectus supplement as plans, should consider, among other matters:

•	the fiduciary standards of ERISA (including its prudence and diversification requirements) or of similar laws,

•	whether the fiduciaries have authority to make an investment in the preferred securities under the applicable plan investment policies and governing instruments, and

•	rules under ERISA, the Code and similar laws that may prohibit plan fiduciaries from causing a plan to engage in a “prohibited transaction.” In this regard, plan fiduciaries should consider, among other factors, that each plan investing in the preferred securities will be deemed to have represented that the plan’s purchase of the preferred securities is covered by one or more prohibited transaction exemptions.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from, among other things, engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code, referred to in this prospectus supplement as parties in interest, with respect to these plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for these persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and specified church plans (as defined in Section 3(33) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, these plans may be subject to similar laws.

The Department of Labor has issued a regulation, referred to in this prospectus supplement as the plan assets regulation, concerning the definition of what constitutes the assets of a plan subject to ERISA and the Code. The plan assets regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and other entities in which a plan holds an “equity interest” will be deemed, for purposes of ERISA, to be “plan assets” of the investing plan unless there is an applicable exception for its investment. An “equity interest” is defined under the plan assets regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features; the definition specifically includes a beneficial interest in a trust.

One exception under the plan assets regulation is for an equity investment which is a “publicly-offered security.” A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either: (1) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934; or (2) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which the security is part is registered under the Securities Exchange Act of 1934 within 120 days (or a later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

It is expected that the preferred securities will meet the criteria of “publicly-offered securities” under the plan assets regulation and, therefore, the assets held by Everest Capital Trust should not be considered “plan assets” for ERISA purposes. Specifically, it is expected that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering, there are no restrictions imposed on the transfer of the preferred securities and the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, and then will be timely registered under the Securities Exchange Act of 1934.

Regardless of whether the assets of Everest Capital Trust are deemed to be “plan assets” of plans investing in the preferred securities, the purchase and holding of the preferred securities with plan assets could itself result in a prohibited transaction. In that regard, the Department of Labor has issued prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities. Those class exemptions include:

•	PTCE 96-23 (for certain transactions determined by in-house asset managers);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 95-60 (for certain transactions involving insurance company general accounts);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

In light of the prohibitions of ERISA, Section 4975 of the Code and similar laws, the preferred securities may not be purchased or held by any plan, unless the purchase and holding is covered by one of the prohibited transaction class exemptions set forth above, or another applicable exemption. If a purchaser or holder of the preferred securities that is a plan elects to rely on an exemption other than a prohibited transaction class exemption, Everest Capital Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding. Any purchaser or holder of the preferred securities that is a plan or is purchasing such securities on behalf of or with “plan assets” of any plan will be deemed to have represented by its purchase and holding thereof that the purchase and holding of the preferred securities (1) satisfies the requirements of, and is entitled to full exemptive relief under a prohibited transaction class exemption set forth above or another applicable exemption or (2) will not result in a prohibited transaction under ERISA or the Code or a violation of any similar laws.

The foregoing discussion is general in nature and is not intended to be inclusive. Fiduciaries or other persons considering purchasing the preferred securities on behalf of or with “plan assets” of any plan should consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and the availability of an applicable exemption.

UNDERWRITING

Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. are acting as co-lead managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, which will be incorporated by reference into the registration statement of which this prospectus supplement forms a part, each underwriter named below has severally agreed to purchase, and Everest Capital Trust has agreed to sell to that underwriter, the number of preferred securities set forth opposite the underwriter’s name.

Underwriter	Number of Preferred Securities
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
RBC Capital Markets Corporation

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the preferred securities if they purchase any of the preferred securities. In the event of default by any underwriter, the underwriting agreement provides that, in specified circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer some of the preferred securities directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and some of the preferred securities to dealers at the initial public offering price less a concession not to exceed $0.     per preferred security. The underwriters may allow, and dealers may re-allow, a concession not to exceed $0.     per preferred security on sales to other dealers. If all of the preferred securities are not sold at the initial public offering price, the representatives may change the initial public offering price and the other selling terms.

Everest Holdings and Everest Capital Trust have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to an aggregate of          additional preferred securities to cover over-allotments, if any, at the offering price to the public set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, Everest Holdings will pay underwriting commissions of $0.     per additional preferred security so purchased.

Everest Group, Everest Holdings and Everest Capital Trust have agreed that, for a period beginning on the date of this prospectus supplement and continuing to, and including, the later of (1) the date 30 days after the closing date for the purchase of the preferred securities and (2) the completion of the distribution of the preferred securities by the underwriters, they will not offer, sell or contract to sell or otherwise dispose of any preferred securities, any other beneficial interests in the assets of Everest Capital Trust, or any other securities of Everest Group, Everest Holdings or Everest Capital Trust that are substantially similar to the preferred securities or the junior subordinated debt securities, including any guarantee of these securities, or any securities convertible into or exchangeable for or representing the right to receive the securities, without the prior written consent of Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., except for the preferred securities offered in connection with this offering.

Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the preferred securities. The underwriters have advised Everest Holdings and Everest Capital Trust that they intend to make a market in the preferred securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have undertaken to sell preferred securities to a minimum of 400 beneficial holders.

In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase the junior subordinated debt securities, the underwriting agreement provides that Everest Holdings will pay to the underwriters the following compensation, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

		Total Commission
	Per Preferred Security	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Underwriting commission to be paid by Everest Holdings	$0.	$	$

In connection with this offering, the underwriters may purchase and sell preferred securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of preferred securities in excess of the number of preferred securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Stabilizing transactions consist of some bids or purchases of preferred securities made for the purpose of preventing or slowing a decline in the market price of the preferred securities while the offering is in progress.

In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the preferred securities originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the preferred securities or preventing or slowing a decline in the market price of the preferred securities. As a result, the price of the preferred securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the preferred securities. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice. The expenses associated with the offer and sale of the preferred securities to be paid by Everest Holdings, are estimated to be $350,000.

Some of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for Everest Holdings and its affiliates from time to time for which they have received customary fees and expenses. Affiliates of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and certain of the other underwriters are parties to credit facilities of Everest Holdings and its affiliates. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for Everest Holdings and its affiliates in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of preferred securities to underwriters for sale to their online brokerage account holders. The representatives will allocate preferred securities to underwriters that may make Internet distributions on the same basis as other allocations. In addition, preferred securities may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

This offering is being conducted in accordance with the applicable provisions of Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD).

Everest Holdings and Everest Capital Trust have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

The consolidated financial statements of Everest Group and its subsidiaries and Everest Holdings and its subsidiaries incorporated in this prospectus supplement and the accompanying prospectus by reference to Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2003 and Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the junior subordinated debt securities and guarantee will be passed upon for Everest Holdings and Everest Capital Trust by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law with respect to the validity of the preferred securities offered by this prospectus supplement will be passed upon for Everest Holdings and Everest Re Capital Trust II by Richards, Layton & Finger, P.A., special Delaware counsel to Everest Holdings and Everest Capital Trust.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	Everest Group’s Annual Report on Form 10-K (as amended by the Form 10-K/A filed on March 19, 2004) for the year ended December 31, 2003;

•	Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2003;

•	Everest Holdings’ Current Report on Form 8-K filed on March 19, 2004; and

•	the description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act.

All documents filed by Everest Group and by Everest Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at: Everest Global Services, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Joseph A. Gervasi

(908) 604-3000

PROSPECTUS

$975,000,000

EVEREST RE GROUP, LTD.

Common Shares, Preferred Shares, Debt Securities,

Warrants to Purchase Common or Preferred Shares or Debt Securities,

Share Purchase Contracts and Share Purchase Units

EVEREST REINSURANCE HOLDINGS, INC.

Debt Securities

EVEREST RE CAPITAL TRUST II

EVEREST RE CAPITAL TRUST III

Preferred Securities

We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $975,000,000. This prospectus provides you with a general description of the securities we may offer.

Everest Group may offer and sell the following securities:

•	common shares;

•	preferred shares;

•	senior or subordinated debt securities, which may be convertible into common or preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities; and

•	share purchase contracts and share purchase units.

Everest Holdings may offer and sell senior or subordinated debt securities, which may be convertible into Everest Group common or preferred shares and which may be guaranteed by Everest Group.

Each Everest Capital Trust may offer and sell investment grade preferred securities, which will be guaranteed by Everest Holdings and which may be guaranteed by Everest Group.

Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

The securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The securities offered by this prospectus involve a high degree of risk. See “ Risk Factors” beginning on page 4 for a discussion of certain factors that you should consider before buying the securities.

Everest Group’s common shares are listed on the New York Stock Exchange under the ticker symbol “RE.” The closing price of the common shares, as reported on the New York Stock Exchange Composite Tape on December 16, 2003, was $81.26 per share. If we decide to list any other of these securities on a national securities exchange upon issuance, the applicable supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2003.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc., our Delaware holding company subsidiary. References to the “Everest Capital Trusts” refer collectively to Everest Re Capital Trust II and Everest Re Capital Trust III, each a Delaware statutory trust. References to the “common shares” refer to Everest Group’s common shares, par value $.01 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

IF SECURITIES OFFERED HEREBY ARE SOLD BY MEANS OF A FIRM COMMITMENT UNDERWRITING, CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

EVEREST RE GROUP, LTD.

Our principal business, conducted through our operating subsidiaries, is the underwriting of reinsurance and insurance in the United States, Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds.

We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business regardless of the ceding company’s preferred reinsurance purchasing method. All of our insurance company subsidiaries, except Mt. McKinley Insurance Company, Everest Insurance Company of Canada and Everest International Reinsurance, Ltd., are rated A+ (“Superior”) by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders. Mt. McKinley Insurance Company and Everest Insurance Company of Canada are not rated because they are no longer actively writing business. Everest International Reinsurance, Ltd. is not rated because it is not currently writing business, but it may start writing business in the future, in which case a rating may be obtained at that time.

The address of our principal executive offices is c/o ABG Financial & Management Services Inc., Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados, and our telephone number is (246) 228-7398.

Our significant operating subsidiaries are:

•	Everest Reinsurance Company, a Delaware insurance company, referred to in this prospectus as Everest Re, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.

•	Everest Reinsurance (Bermuda), Ltd., a Bermuda insurance company, referred to in this prospectus as Everest Bermuda, writes property and casualty business and life and annuity business from its offices in Bermuda.

•	Everest National Insurance Company, an Arizona insurance company, referred to in this prospectus as Everest National, writes property and casualty insurance in the United States.

•	Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.

•	Mt. McKinley Insurance Company, formerly known as Gibraltar Casualty Company, a Delaware insurance company, engaged in the excess and surplus lines insurance business in the United States from 1978 to 1985. In 1985, it ceased writing new and renewal insurance, and now its ongoing operations relate to servicing claims arising from its previously written business.

•	Everest Security Insurance Company, a Georgia insurance company, writes property and casualty insurance primarily in Georgia.

EVEREST REINSURANCE HOLDINGS, INC.

Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Re. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America, referred to in this prospectus as The Prudential. On October 6, 1995, The Prudential sold its entire interest in Everest Holdings’ shares of common stock in an initial public offering. Effective February 24, 2000, Everest Holdings completed a restructuring whereby Everest Holdings became the wholly-owned subsidiary of Everest Group, and each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group. Everest Holdings continues to act as the holding company for the subsidiaries of Everest Group in the United States and Canada.

Everest Holdings’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

EVEREST RE CAPITAL TRUST II AND EVEREST RE CAPITAL TRUST III

Everest Holdings created the Everest Capital Trusts as Delaware statutory trusts pursuant to their respective trust agreements. Everest Holdings will enter into amended and restated trust agreements, referred to in this prospectus as the trust agreements, for the Everest Capital Trusts, which will state the terms and conditions for each Everest Capital Trust to issue and sell preferred securities and common securities.

Each Everest Capital Trust exists solely to:

•	issue and sell investment grade preferred securities, representing undivided beneficial interests in the assets of the trust, to the public;

•	issue and sell its common securities, representing undivided beneficial interests in the assets of the trust, to Everest Holdings;

•	use the proceeds from the sale of its preferred and common securities to purchase a series of Everest Holdings’ junior subordinated debt securities;

•	distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and

•	engage in other activities that are necessary or incidental to these purposes.

Everest Holdings will purchase all of the common securities of each Everest Capital Trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The preferred securities will represent the remaining 97% of the trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Everest Holdings defaults on the related junior subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.

The preferred securities will be guaranteed by Everest Holdings and may be guaranteed by Everest Group as described later in this prospectus. Each of the Everest Capital Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

Everest Holdings has appointed five trustees to conduct the business and affairs of each Everest Capital Trust:

•	JPMorgan Chase Bank, as property trustee;

•	Chase Manhattan Bank USA, National Association, as Delaware trustee; and

•	Three officers of Everest Holdings, as regular trustees.

Except under specified limited circumstances, only Everest Holdings can remove or replace the trustees. In addition, Everest Holdings can increase or decrease the number of trustees.

Everest Holdings will pay all fees and expenses related to each Everest Capital Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of each Everest Capital Trust, except each Everest Capital Trust’s obligations under its preferred and common securities.

None of the Everest Capital Trusts have separate financial statements. The statements would not be material to holders of the preferred securities because none of the Everest Capital Trusts will have any independent operations and exist solely for the reasons summarized above. Financial information regarding the Everest Capital Trusts is included in the consolidated financial statements of Everest Holdings.

The Everest Capital Trusts’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and their telephone number is (908) 604-3000.

RISK FACTORS

You should carefully consider the following risk factors regarding us and our securities, in addition to the other information provided in this prospectus, before you purchase any securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and the trading price of our securities could decline significantly.

Risks Relating to Our Business

Our results could be adversely affected by catastrophic events.

Like all insurance and reinsurance companies, we are exposed to unpredictable catastrophic events, including weather-related and other natural catastrophes, as well as war and acts of terrorism. Any material reduction in our operating results caused by the occurrence of one or more catastrophes could inhibit our ability to pay dividends or to meet our interest and principal payment obligations. We define a catastrophe as an event that causes a pre-tax loss on property exposures of at least $5.0 million and has an event date of January 1, 1998 or later. By way of illustration, during the past five calendar years, our pre-tax catastrophe losses, net of contract specific reinsurance but before cessions under corporate reinsurance programs, were as follows:

Calendar year	Pre-tax catastrophe losses
1998	$30.6 million
1999	45.9 million
2000	13.9 million
2001	222.6 million
2002	30.2 million

If our loss reserves are inadequate to meet our actual losses, our net income would be reduced or we could incur a loss.

We are required to maintain reserves to cover our estimated ultimate liability of losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what we think the settlement and administration of claims will cost based on facts and circumstances known to us. In setting reserves for our reinsurance liabilities, we rely on claim data supplied by our ceding companies and brokers. This information is not always timely or accurate and can result in inaccurate loss projections. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings. These charges could be material.

By way of illustration, during the past five calendar years, the reserve re-estimation process affected our net income in the following manner:

Calendar year	Effect on pre- tax net income (in millions)
1998	$26.2 decrease
1999	35.4 increase
2000	7.8 decrease
2001	no change
2002	140.1 decrease

The discussion of our business in Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2002 includes a section captioned “Changes in Historical Reserves,” which provides a more detailed chart showing the effect of reserve re-estimates on calendar year operating results for the past ten years.

The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are especially hard to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage. Legal tactics and judicial and legislative developments affecting the scope of insurers’ liability, which can be difficult to predict, also contribute to uncertainties in estimating reserves for asbestos and environmental liabilities.

The failure to assess underwriting risk accurately could reduce our net income and even result in an operating loss.

Our success depends on our ability to assess accurately the risks associated with the businesses on which the risk is retained. If we fail to assess accurately the risks we retain, we may fail to establish adequate premium rates to cover our losses and loss adjustment expenses. This could reduce our net income and even result in an operating loss. Losses may arise from events or exposures that are not anticipated when the coverage is priced. An example of an unanticipated event is the terrorist attacks of September 11, 2001. Our loss from those attacks, after reinsurance and taxes, was $75 million. Neither the magnitude of loss on a single line of business nor the combined impact on several lines of business from acts of terrorism on such a large scale was contemplated when we priced our coverages. In addition to unanticipated events, we also face the unanticipated expansion of our exposures, particularly in our long-tail liability lines. An example of this is the ongoing expansion of the scope of insurers’ legal liability for asbestos and environmental exposures discussed above.

Decreases in pricing for property and casualty reinsurance and insurance could reduce our net income.

We write primarily property and casualty reinsurance and insurance. The worldwide reinsurance and insurance businesses are highly competitive, yet cyclical by product and market. These cycles, as well as other business, economic and societal trends that influence aggregate supply and demand for property and casualty insurance and reinsurance products, are outside of our control. The phase of the industry cycle that prevailed from 1987 through 1999 was characterized by increasingly competitive global market conditions across most lines of business, leading to decreasing prices and broadening contract terms, which in turn had a negative impact on insurers’ financial results and eroded the industry capital base. These trends resulted from a number of factors, including the emergence of significant reinsurance capacity in Bermuda, changes in the Lloyd’s market, consolidation and increased capital levels in the insurance and reinsurance industries and the emergence of new reinsurance and financial products addressing traditional exposures in alternative fashions. This industry cycle began to reverse in 2000, when the industry entered a period of firming prices, more restrictive terms and conditions and tightened coverage availability across most classes and markets. These new trends were intensified and accelerated by losses from the September 11, 2001 terrorist attacks, which reduced industry capacity and were of sufficient magnitude to cause most insurers to reassess their capital position, tolerance for risk, exposure control mechanisms and the pricing terms and conditions at which they are willing to take on risk. Additional contributing factors included deteriorating investment market conditions and results and renewed concerns regarding longer-term industry-specific issues, such as asbestos and environmental exposures. Although the industry is currently in a favorable phase of the pricing cycle, we cannot assure you that this favorable phase will continue. Many of the factors that contributed to decreasing prices during the prior phase of the cycle continue to exist and new and unanticipated factors could emerge. Any significant decrease in pricing for property and casualty insurance or reinsurance could reduce our ability to write business profitably and reduce our net income. Further discussion of competition issues can be found on pages 26-27 of Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2002.

If rating agencies downgrade their ratings of our insurance company subsidiaries, our future prospects for growth and profitability could be significantly and adversely affected.

Our insurance company subsidiaries, other than Mt. McKinley Insurance Company, Everest Insurance Company of Canada and Everest International Reinsurance, Ltd., currently hold an “A+ (“Superior”)” financial strength rating from A.M. Best Company. Everest Re, Everest Bermuda and Everest National hold an “AA– (“Very Strong”)” financial strength rating from Standard & Poor’s Ratings Services. Everest Re and Everest

Bermuda hold an “Aa3 (“Excellent”)” financial strength rating from Moody’s Investors Service, Inc. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, the rating of a company purchasing reinsurance may be adversely affected by an unfavorable rating or the lack of a rating of its reinsurer. A downgrade or withdrawal of any of these ratings might adversely affect our ability to market our insurance products and could have a significant and adverse effect on our future prospects for growth and profitability. During the last five years, no active subsidiary of the Company has experienced a credit rating downgrade. However, we cannot assure you that no credit downgrade will ever occur in the future. Consistent with market practice, roughly 20% to 30% of our treaty reinsurance business allows the ceding company to terminate the contract in the event of a rating downgrade. The termination provision would generally be triggered only if a rating fell below A.M. Best’s A– rating level, which is three levels below Everest Re’s current rating of A+. Everest Re also has minimal exposure to reinsurance contracts that contain provisions for obligatory funding of outstanding liabilities in the event of a rating agency downgrade. That provision would also generally be triggered only if Everest Re’s rating fell below A.M. Best’s A– rating level.

Our reinsurers may not satisfy their obligations to us.

We are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. In addition, reinsurers may be unwilling to pay us even though they are able to do so. The failure of one or more of our reinsurers to honor their obligations to us in a timely fashion would impact our cash flow and reduce our net income and could cause us to incur a significant loss.

If we are unable or choose not to purchase reinsurance and transfer risk to reinsurers, our net income could be reduced or we could incur a net loss in the event of unusual loss experience.

We are generally less reliant on the purchase of reinsurance than many of our competitors, in part because of our strategic emphasis on underwriting discipline and management of the cycles inherent in our business. We try to separate our risk taking process from our risk mitigation process in order to avoid developing too great a reliance on reinsurance. Thus, we generally evaluate, underwrite, select and price our products prior to consideration of reinsurance. However, our underwriters generally consider purchasing reinsurance with respect to specific insurance contracts or programs, and our senior management generally considers purchasing reinsurance with respect to our overall operations, where reinsurance is deemed prudent from a risk mitigation perspective or is expected to have a positive cost/benefit relationship. Since we generally purchase reinsurance only when we expect a net benefit, the percentage of business that we reinsure, as indicated in the chart below, varies considerably from year to year, depending on our view of the relationship between cost and expected benefit for the contract period.

	2000	2001	2002	Nine months ended September 30, 2003
Percentage of gross written premiums ceded for reinsurance	12.0%	16.8%	7.3%	5.6%

Changes in the availability and cost of reinsurance, which are subject to market conditions that are outside of our control, have thus reduced to some extent our ability to use reinsurance to tailor the risks we assume on a contract or program basis or to mitigate or balance exposures across our reinsurance operations. Because we have reduced our level of reinsurance purchases, our net income could be reduced in the event of a large non-reinsured event or adverse overall experience.

Our industry is highly competitive and we may not be able to compete successfully in the future.

Our industry is highly competitive and has experienced significant price competition over most of the last decade. In addition, a number of new well-capitalized competitors have entered the market recently, and we expect to face further competition from new market entrants in the future. We compete globally in the United

States, Bermuda and other international markets. According to the 2002 edition of Standard & Poor’s special report on the global reinsurance industry, there are 232 reinsurance organizations operating worldwide, consisting of 32 groups and 200 operating companies from 38 countries. Market share is largely concentrated within the top 25 groups, one of which is our Everest group of companies. We consider the 15 groups that have financial strength ratings generally comparable to or above our rating to be our primary competitors. The leaders in this market are Munich Re, Swiss Re, Berkshire Hathaway, Hannover Re and Employers Re. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, we expect to face further competition in the future. We may not be able to compete successfully in the future.

We are dependent on our key personnel.

Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executive officers or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. Generally, we consider our key executive officers to be those individuals who have the greatest influence in setting our overall policy and controlling our operations: our Chairman and Chief Executive Officer, Joseph V. Taranto (age 54), our President and Chief Operating Officer, Thomas J. Gallagher (age 54), and our Executive Vice President and Chief Financial Officer, Stephen L. Limauro (age 51). Of those three officers, we only have an employment contract with Mr. Taranto. That contract has been previously filed with the Securities and Exchange Commission and was most recently amended on April 18, 2003 to extend Mr. Taranto’s term of employment from March 31, 2004 until March 31, 2006. We are not aware that any of the above three officers are planning to leave the company or retire in the near future. We do not maintain any key employee insurance on any of our employees.

Special considerations apply to our Bermuda operations. Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees. Currently, all five of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government that expire at various times between July 2004 and May 2006. This includes Peter J. Bennett, the chief executive officer of our Bermuda reinsurance operation. In the event his work permit were not renewed, we could lose his services, thereby adversely affecting our ability to conduct our business in Bermuda until we were able to replace him with an individual in Bermuda who did not require a work permit or who was granted the permit.

The value of our investment portfolio and the investment income we receive from that portfolio could decline as a result of market fluctuations and economic conditions.

A significant portion of our investment portfolio consists of fixed income securities and a smaller portion consists of equity securities. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For example, the fair market value of our fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates. The fair market value of our fixed income securities can also decrease as a result of any downturn in the business cycle that causes the credit quality of those securities to deteriorate. The net investment income that we realize from future investments in fixed income securities will generally increase or decrease with interest rates. Interest rate fluctuations also can cause net investment income from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, to differ from the income anticipated from those securities at the time we bought them. In addition, if issuers of individual investments are unable to meet their obligations, investment income will be reduced and realized capital losses may arise. Because all of our securities are classified as available for sale, changes in the market value of our securities are reflected in our financial statements. Similar treatment is not available for liabilities. As a result, a decline in the value of the securities in our portfolio could reduce our net income or cause us to incur a loss.

The following table quantifies the portion of our investment portfolio that consists of fixed income securities, equity securities and investments that carry prepayment risk.

Summary of Selected Invested Assets

Everest Re Group, Ltd.

as of December 31, 2002

Type of Security	Market Value (in thousands of dollars)
Fixed Income:
Mortgage Backed Securities	$881,429
Other Asset Backed	196,699

Total Asset Backed	1,078,128
Other Fixed Income	5,701,730

Total Fixed Income	6,779,858
Equity Securities	47,473
Other Invested Assets	53,856
Cash and Short-term Investments	377,946

Total Investments and Cash	$7,259,133

Further discussion of market-sensitive instruments can be found on pages 58-63 of Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2002.

We may experience foreign currency exchange losses.

Our functional currency is the United States dollar. However, we write a portion of our business in currencies other than United States dollars. During the year ended December 31, 2002, we wrote approximately 14% of our insurance coverages in currencies other than United States dollars. We also maintain a portion of our investment portfolio in investments denominated in currencies other than United States dollars. As of December 31, 2002, we maintained approximately 7% of our investment portfolio in investments denominated in currencies other than United States dollars. Consequently, quarterly exchange rate fluctuations may have a material impact on our quarterly net income. During 2000, 2001, 2002 and the first three quarters of 2003, the impact on our quarterly pre-tax net income from exchange rate fluctuations ranged from a loss of $3.6 million to a gain of $1.8 million. Further discussion of foreign currency rate risk can be found on pages 60-61 of Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2002.

Risks Relating to Regulation

Insurance laws and regulations restrict our ability to operate and any failure to comply with those laws and regulations could have a material adverse effect on our business.

We are subject to extensive regulation under U.S., state and foreign insurance laws. These laws limit the amount of dividends that can be paid to us by our operating subsidiaries, impose restrictions on the amount and type of investments that they can hold, prescribe solvency standards that must be met and maintained by them and require them to maintain reserves. These laws also require disclosure of material intercompany transactions and require prior approval of “extraordinary” transactions. These “extraordinary” transactions include declaring dividends from operating subsidiaries that exceed statutory thresholds. These laws also generally require approval of changes of control of insurance companies. The application of these laws could affect our liquidity and ability to pay dividends, interest and other payments on our securities, as applicable, and could restrict our ability to expand our business operations through acquisitions of new insurance subsidiaries. In addition, we cannot assure you that we have or can maintain all required licenses and approvals or that our business fully complies with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. These types of actions could have a material adverse effect on our business. To date, no material fine, penalty or restriction has been imposed on us for failure to comply with any insurance law or regulation.

Regulatory challenges in the United States could adversely affect the ability of Everest Bermuda to conduct business.

Everest Bermuda does not intend to be licensed or admitted as an insurer or reinsurer in any U.S. jurisdiction. Under current law, Everest Bermuda generally will be permitted to reinsure U.S. risks from its office in Bermuda without obtaining those licenses. However, the insurance and reinsurance regulatory framework has become subject to increased scrutiny. In the past, there have been congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Everest Bermuda were to become subject to any insurance laws of the United States or any U.S. state at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing types of policies. Complying with those laws could have a material adverse effect on our ability to conduct business in the Bermuda market.

Everest Bermuda may need to be licensed or admitted in additional jurisdictions to develop its business.

As Everest Bermuda’s business develops, it will monitor the need to obtain licenses in jurisdictions other than Bermuda in order to comply with applicable law or to be able to engage in additional insurance-related activities. In addition, Everest Bermuda may be at a competitive disadvantage in jurisdictions where it is not licensed or does not enjoy an exemption from licensing relative to competitors that are so licensed or exempt from licensing. Everest Bermuda may not be able to obtain any additional licenses that it determines are necessary or desirable. Furthermore, the process of obtaining those licenses is often costly and may take a long time.

Everest Bermuda’s ability to write reinsurance may be severely limited if it is unable to arrange for security to back its reinsurance.

Many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements without appropriate security. Everest Bermuda’s reinsurance clients typically require it to post a letter of credit or enter into other security arrangements. If Everest Bermuda is unable to obtain or maintain a letter of credit facility on commercially acceptable terms or is unable to arrange for other types of security, its ability to operate its business may be severely limited. If Everest Bermuda defaults on any letter of credit that it obtains, it may be required to prematurely liquidate a substantial portion of its investment portfolio and other assets pledged as collateral.

Risks Relating to This Offering

Because of our holding company structure, our ability to pay dividends, interest and principal is dependent on our receipt of dividends, loan payments and other funds from our subsidiaries.

Everest Group and Everest Holdings are holding companies, each of whose most significant assets consist of the stock of its operating subsidiaries. As a result, each of Everest Group’s and Everest Holdings’ ability to pay dividends, interest or other payments on its securities in the future will depend on the earnings and cash flows of the operating subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to it. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. Payment of dividends and advances and repayments from some of the operating subsidiaries are regulated by U.S., state and foreign insurance laws and regulatory restrictions, including minimum solvency and liquidity thresholds. Accordingly, the operating subsidiaries may not be able to pay dividends or advance or repay funds to us in the future, which could prevent us from paying dividends, interest or other payments on our securities.

The securities sold in this offering may be subordinate to our existing debt.

The debt securities and trust preferred securities that may be issued under this prospectus are unsecured obligations and may rank junior to our existing debt. As of September 30, 2003, Everest Group had no secured indebtedness outstanding and guaranteed approximately $70.0 million of unsecured senior indebtedness of Everest Holdings, which would rank senior to subordinated debt securities issued by Everest Group. As of September 30, 2003, Everest Group’s subsidiaries had approximately $9.1 billion of indebtedness and other liabilities, including trust preferred securities and insurance reserves, which would rank structurally senior to debt securities issued by Everest Group. As of September 30, 2003, Everest Holdings had no secured indebtedness outstanding and approximately $519.1 million of unsecured senior indebtedness outstanding, which would rank senior to subordinated debt securities issued by Everest Holdings and trust preferred securities issued by the Everest Capital Trusts. As of September 30, 2003, Everest Holdings’ subsidiaries had approximately $7.7 billion of indebtedness and other liabilities, excluding trust preferred securities but including insurance reserves, which would rank structurally senior to debt securities issued by Everest Holdings and trust preferred securities issued by the Everest Capital Trusts.

There may not be an active trading market for the securities sold in this offering.

Depending on which type of securities are offered pursuant to a prospectus supplement, there may not be a prior trading market for the securities. In addition, the securities may or may not be listed on a national stock exchange. In either case, an active trading market for the securities may not develop or be sustained following the offering. A lack of liquidity in the trading of the securities could prevent you from selling the securities in the amount and at the time you desire. Additionally, an illiquid trading market for the securities could result in trading prices that are substantially below the value of the principal of and the accrued but unpaid distributions on the securities. Further, the securities may trade at a discount from the initial public offering price of the securities following their original issuance.

Provisions in Everest Group’s bye-laws could have an anti-takeover effect, which could diminish the value of our common shares.

Everest Group’s bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. The effect of these provisions could be to prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

For example, Everest Group’s bye-laws contain the following provisions that could have an anti-takeover effect:

•	election of directors is staggered, meaning that the members of only one of three classes of directors are selected each year;

•	shareholders have limited ability to remove directors;

•	the total voting power of any shareholder owning more than 9.9% of the common shares will be reduced to 9.9% of the total voting power of the common shares;

•	the board of directors may decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

•	any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders;

•	Everest Group has the option to redeem or purchase all or part of a shareholder’s common shares to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences if:

•	any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder.

Applicable insurance laws may also have an anti-takeover effect.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where that insurance company is domiciled. Prior to granting approval of an application to acquire control of a domestic insurance company, a state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and competence of the applicant’s board of directors and executive officers, the acquiror’s plans for changes to the insurance company’s board of directors and executive officers, the acquiror’s plans for the future operations of the insurance company and any anti-competitive results that may arise from the consummation of the acquisition of control. Because any person who acquired control of Everest Group would thereby acquire indirect control of our insurance company subsidiaries in the United States, the insurance change of control laws of Delaware, Arizona and Georgia would apply to such a transaction. This could have the effect of delaying or even preventing such a change of control.

Investors in Everest Group may have more difficulty in protecting their interests than investors in a U.S. corporation.

The Companies Act 1981 of Bermuda differs in material respects from the laws applicable to U.S. corporations and their shareholders. The following is a summary of material differences between the Bermuda Companies Act, as modified in some instances by provisions of Everest Group’s bye-laws, and Delaware corporate law that could make it more difficult for investors in Everest Group to protect their interests than investors in a U.S. corporation. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to Everest Group and its shareholders.

Alternate Directors. The Everest Group bye-laws provide, as permitted by Bermuda law, that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

Committees of the Board of Directors. The Everest Group bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

Interested Directors. Bermuda law and Everest Group’s bye-laws provide that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, after a director has made the declaration of interest referred to above, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:

•	the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

•	the material facts are disclosed or are known to the stockholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares or

•	the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit.

Transactions with Significant Shareholders. As a Bermuda company, Everest Group may enter into business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from Everest Group’s board of directors but without obtaining prior approval from the shareholders. In the case of an amalgamation, in which two or more companies join together and continue as a single company, a resolution of shareholders approved by a majority of at least 75% of the votes cast is required in addition to the approval of the board of directors, except in the case of an amalgamation with and between wholly-owned subsidiaries. If Everest Group were a Delaware corporation, any business combination with an interested shareholder (which, for this purpose, would include mergers and asset sales of greater than 10% of Everest Group’s assets that would otherwise be considered transactions in the ordinary course of business) within a period of three years from the time the person became an interested shareholder would require prior approval from shareholders holding at least 66 2/3% of Everest Group’s outstanding common stock not owned by the interested shareholder, unless the transaction qualified for one of the exemptions in the relevant Delaware statute or Everest Group opted out of the statute. For purposes of the Delaware statute, an “interested shareholder” is generally defined as a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of a corporation’s outstanding voting stock.

Takeovers. Under Bermuda law, if an acquiror makes an offer for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer tender their shares, the acquiror may give the nontendering shareholders notice requiring them to transfer their shares on the terms of the offer. Within one month of receiving the notice, dissenting shareholders may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. The court will be unlikely to do this unless there is evidence of fraud or bad faith or collusion between the acquiror and the tendering shareholders aimed at unfairly forcing out minority shareholders. Under another provision of Bermuda law, the holders of 95% of the shares of a company, whom we refer to as the acquiring shareholders, may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. Within one month of the court’s appraisal, the acquiring shareholders are entitled either to acquire all shares involved at the price fixed by the court or cancel the notice given to the remaining shareholders. If shares were acquired under the notice at a price below the court’s appraisal price, the acquiring shareholders must either pay the difference in price or cancel the notice and return the shares thus acquired to the shareholder, who must then refund the purchase price. There are no comparable provisions under Delaware law.

Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of Everest Group available at the office of the Registrar of Companies and Everest Group’s registered office, both in Bermuda. These documents include the memorandum of association, which describes the company’s permitted purposes and powers, any amendments to the memorandum of association and documents relating to any increase or reduction in the company’s authorized share capital. Shareholders of Everest Group have the additional right to inspect the company’s bye-laws, minutes of general meetings of shareholders and audited financial statements that must be presented to the annual general meeting of shareholders. The register of shareholders of Everest Group also is open to inspection by shareholders without charge, and to members of the public for a fee. Everest Group is required to maintain its share register at its registered office in Bermuda. Everest Group also maintains a branch register in the offices of its transfer agent in the United States, which is open for public inspection as required under the Companies Act. Everest Group is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records. Under Delaware law, any shareholder may inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to that person’s interest as a shareholder.

Shareholder’s Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in the name of Everest Group to remedy a wrong done to Everest Group where the act complained of is alleged to be beyond the corporate power of Everest Group or illegal or would result in the violation of Everest Group’s memorandum of association or bye-laws. Furthermore, the court would give consideration to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of Everest Group’s shareholders than actually approved it. The winning party in an action of this type generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Under Delaware law, class actions and derivative actions generally are available to stockholders for breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys’ fees.

Limitation of Liability of Directors and Officers. Everest Group’s bye-laws provide that Everest Group and its shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director’s or officer’s duties. However, this waiver does not apply to claims or rights of action that arise out of fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

Indemnification of Directors and Officers. Everest Group’s bye-laws provide that Everest Group shall indemnify its directors or officers to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by them by reason of any act done, concurred in or omitted in the conduct of Everest Group’s business or in the discharge of their duties. Under Bermuda law, this indemnification may not extend to any matter involving fraud or dishonesty of which a director or officer may be guilty in relation to the company, as determined in a final judgment or decree not subject to appeal. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Enforcement of Civil Liabilities. Everest Group is organized under the laws of Bermuda. Some of its directors and officers, as well as some of the experts named in this prospectus, may reside outside the United States. A substantial portion of our and their assets are or may be located in jurisdictions outside the United States. You may not be able to effect service of process within the United States on directors and officers of Everest Group and those experts who reside outside the United States. You also may not be able to recover against them or Everest Group on judgments of U.S. courts or to obtain original judgments against them or Everest Group in Bermuda courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

Risks Relating to Taxation

If U.S. tax law changes, our net income may be reduced.

In the last few years, some members of Congress have expressed concern about U.S. corporations that move their place of incorporation to low-tax jurisdictions. Also, some members of Congress have expressed concern over a competitive advantage that foreign-controlled insurers and reinsurers may have over U.S.-controlled insurers and reinsurers due to the purchase of reinsurance by U.S. insurers from affiliates operating in some foreign jurisdictions, including Bermuda. Legislation has recently been proposed in Congress that would increase the U.S. tax burden on so-called “inverting” companies and increase the U.S. tax burden on related-party reinsurance transactions. We do not know whether this legislation or any similar legislation will ever be enacted into law. If it were enacted, the U.S. tax burden on our Bermuda operations, or on some business ceded from our licensed U.S. insurance subsidiaries to some offshore reinsurers, could be increased. This could reduce our net income.

Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income.

The income of Everest Bermuda is a significant portion of our worldwide income from operations. We have established guidelines for the conduct of our Bermuda operations that are designed to ensure that Everest Bermuda is not engaged in the conduct of a trade or business in the United States. Based on its compliance with those guidelines, we believe that Everest Bermuda should not be required to pay U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that Everest Bermuda was engaged in a trade or business in the United States, Everest Bermuda would be required to pay U.S. corporate income tax on any income that is subject to the taxing jurisdiction of the United States, and possibly the U.S. branch profits tax. Even if the IRS successfully contended that Everest Bermuda was engaged in a U.S. trade or business, the U.S.-Bermuda tax treaty would preclude the IRS from taxing Everest Bermuda’s income except to the extent that its income were attributable to a permanent establishment maintained by that subsidiary. We do not believe that Everest Bermuda has a permanent establishment in the United States. If the IRS successfully contended that Everest Bermuda did have income attributable to a permanent establishment in the United States, it would be subject to U.S. tax on that income.

We conduct our Barbados operations in a manner designed to minimize our U.S. tax exposure. Based on our compliance with guidelines designed to ensure that we generate only immaterial amounts, if any, of income that is subject to the taxing jurisdiction of the United States, we believe that we should be required to pay only immaterial amounts, if any, of U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that we had material amounts of income that is subject to the taxing jurisdiction of the United States, we would be required to pay U.S. corporate income tax on that income, and possibly the U.S. branch profits tax. Even if the IRS successfully contended that we had material amounts of income that is subject to the taxing jurisdiction of the United States, the U.S.-Barbados tax treaty would preclude the IRS from taxing our income, except to the extent that our income was attributable to a permanent establishment maintained by us in the United States. We do not believe that we have material amounts of income attributable to a permanent establishment in the United States. If the IRS successfully contended, however, that we did have income attributable to a permanent establishment in the United States, we would be subject to U.S. tax on that income.

If Everest Bermuda became subject to U.S. income tax on its income or if we became subject to U.S. income tax on more than immaterial amounts of income, our income could also be subject to the U.S. branch profits tax. In that event, Everest Group and Everest Bermuda would be subject to taxation at a higher combined effective rate than if they were organized as U.S. corporations. The combined effect of the 35% U.S. corporate income tax rate and the 30% branch profits tax rate is a net tax rate of 54.5%. The imposition of these taxes would reduce our net income.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase Everest Group’s taxes and reduce our net income.

A number of multinational organizations, including the Organization for Economic Cooperation and Development, also referred to in this prospectus as the OECD, the European Union, the Financial Action Task Force and the Financial Stability Forum, also referred to in this prospectus as FSF, have all recently identified some countries as not participating in adequate information exchange, engaging in harmful tax practices or not maintaining adequate controls to prevent corruption, such as money laundering activities. The OECD has threatened non-member jurisdictions that do not agree to cooperate with the OECD with punitive sanctions by OECD member countries, though specific sanctions have yet to be adopted by OECD member countries. It is as yet unclear as to what these sanctions will be, who will adopt them and when or if they will be imposed. On April 18, 2002, the OECD published a list of “uncooperative tax havens,” which are those jurisdictions from whom the OECD has not received commitments to the OECD’s principles of regulatory and tax transparency and effective exchange of information. The governments of both Bermuda and Barbados have made these commitments. As a result, neither Bermuda nor Barbados is currently listed as an uncooperative tax haven. However, it is possible that the OECD could change its view in the future and decide to list Bermuda or Barbados as an uncooperative tax haven, or that one of the other multinational organizations could take a different view from the OECD and decide to recommend sanctions against Bermuda or Barbados. Any sanctions imposed on Bermuda or Barbados could increase Everest Group’s taxes and reduce our net income. In addition, we are not able to predict what changes will arise from the commitments given to the OECD by Bermuda and Barbados or whether those changes will subject us to additional taxes.

Everest Group and/or Everest Bermuda may become subject to Bermuda tax, which would reduce our net income.

Everest Group and Everest Bermuda currently are not subject to income or capital gains taxes in Bermuda. Both companies have received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that if any legislation is enacted in Bermuda that imposes any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. This assurance does not prevent the application of any of those taxes to persons ordinarily resident in Bermuda and does not prevent the imposition of any tax payable in accordance with the provisions of The Land Tax Act of 1967 of Bermuda or otherwise payable in relation to any land leased to Everest Group or Everest Bermuda. There are currently no procedures for extending these assurances. As a result, Everest Group and Everest Bermuda could be subject to taxes in Bermuda after March 28, 2016, which could reduce our net income.

Everest Group may become subject to Barbados tax, which would reduce our net income.

Everest Group has obtained an international business company license under the Barbados International Business Companies Act, 1991-24. Based on this license, Everest Group is entitled to special tax benefits, including a preferred rate of tax on profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, fees or management fees deemed to be paid to another international business company or to a person not resident in Barbados. Everest Group also has obtained from the Ministry of Economic Development a fifteen year guarantee in accordance with Section 27 of the International Business Companies Act with regards to its continued eligibility for this preferred status. This guarantee is applicable until 2014 and is subject to negative resolution, which means that this guarantee can be revoked at any time. In addition, there are currently no procedures for extending this guarantee. As a result, Everest Group could be ineligible for these benefits after that period or earlier if the guarantee is revoked, which could reduce our net income.

Our net income will be reduced if U.S. excise and withholding taxes are increased.

Everest Bermuda is subject to an excise tax on reinsurance and insurance premiums it collects with respect to risks located in the United States. In addition, Everest Bermuda may be subject to withholding tax on dividend income from United States sources. These taxes could increase and other taxes could be imposed in the future on Everest Bermuda’s business, which could reduce our net income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under the caption “Risk Factors” beginning on page 4. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Everest Group (including interest on annuities)	7.5	5.6	5.3	2.5	6.7	73.4	121.2
Everest Group (excluding interest on annuities)	8.9	7.1	6.6	2.9	6.7	73.4	121.2
Everest Holdings	6.0	4.9	4.0	1.6	6.0	73.4	121.2

Although the ratio excluding interest on annuities is not required or encouraged to be disclosed under Securities and Exchange Commission rules, it is presented because interest credited to annuity policyholder accounts is not always considered a borrowing cost for an insurance company.

ACCOUNTING TREATMENT

Each Everest Capital Trust will be treated as a subsidiary of Everest Holdings and Everest Group for financial reporting purposes. Accordingly, financial information about Everest Capital Trust will be included in the consolidated financial statements of Everest Holdings and Everest Group. During any financial reporting periods when any of the Everest Capital Trusts have preferred securities outstanding, each of Everest Holdings and Everest Group will: (1) present the preferred securities in its consolidated balance sheets as a separate line item entitled “Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures,” (2) record distributions on the preferred securities in its consolidated statements of operations and comprehensive income as a separate expense line item entitled “Distributions related to trust preferred securities,” (3) include in a footnote to the financial statements disclosure that the sole assets of each Everest Capital Trust are the junior subordinated debt securities specifying the principal amount, interest rate and maturity date of the junior subordinated debt securities held and (4) include in a footnote to the financial statements the following additional disclosures:

•	Each Everest Re Capital Trust is a wholly-owned finance subsidiary of Everest Holdings.

•	Everest Holdings considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by Everest Holdings of the applicable Everest Re Capital Trust’s payment obligation with respect to the trust preferred securities.

•	There are regulatory and contractual restrictions on the ability of Everest Holdings’ operating subsidiaries to transfer funds to Everest Holdings in the form of cash dividends, loans or advances. The insurance laws of the State of Delaware, where Everest Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Everest Holdings that exceed specified statutory thresholds. In addition, the terms of Everest Holdings’ credit facility require Everest Re, Everest Holdings’ principal insurance subsidiary, to maintain a certain surplus level. At December 31, 2002, $986.3 million of the $1,290.7 million in net assets of Everest Holdings’ consolidated subsidiaries were subject to these regulatory restrictions.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the memorandum of association and bye-laws of Everest Group relating to the common shares and preferred shares. You should refer to the memorandum of association and bye-laws for additional information regarding the common shares and preferred shares. Copies of the memorandum of association and bye-laws are included as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized share capital consists of 200,000,000 common shares, par value $.01 per share, of which 55,673,544 were outstanding as of December 4, 2003 and 2,555,109 were subject to stock options outstanding which are, or may become, exercisable into common shares; and 50,000,000 preferred shares, par value $.01 per share, none of which are currently outstanding. From time to time, Everest Group repurchases its common shares through its subsidiaries.

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “RE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. Our common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law.

Under our bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of our common shares will receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends.

The quorum required for a general meeting of shareholders is two or more individuals present in person throughout the meeting and representing in person or by proxy more than 50% of the total number of issued and outstanding shares conferring the right to attend and vote at the meeting. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

Our board of directors is divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.

Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:

(T–C)
(9.1 × C)

Where:

•	“T” is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.

•	“C” is the number of controlled shares attributable to the person; and

•	“Controlled shares” of any person refers to all shares of the issued and outstanding share capital owned by that person, whether

•	directly,

•	with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the U.S. Internal Revenue Code of 1986, or

•	beneficially within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934.

The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.

The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.

Restrictions on Transfer. Our bye-laws permit our board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

•	any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of their refusal. Our bye-laws also provide that the board of directors may suspend the registration of transfers at any time and for any period that it determines, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.

Repurchase Rights. Our bye-laws provide that if the board of directors has reason to believe that

•	any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group or

•	share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder,

then Everest Group will have the option, but not the obligation, subject to compliance with Bermuda law, to redeem or purchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.

The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.

Information Requirements. Our bye-laws provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights described above. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purposes all votes attached to any common shares held by that shareholder.

Transfer Agent. The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A.

Preferred Shares

Subject to the Companies Act 1981 of Bermuda, the board of directors may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates, repurchase provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of our common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares.

The preferred shares to be offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and non-assessable within the meaning of applicable Bermuda law. The terms of any preferred shares offered by a prospectus supplement will be filed with the SEC on a Form 8-K or by post-effective amendment to the registration statement of which this prospectus is a part.

The applicable prospectus supplement relating to the particular series of preferred shares will describe the specific terms of that series as fixed by the board of directors, including:

•	the offering price at which Everest Group will issue the preferred shares;

•	the title, designation and number of preferred shares;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to repurchase and the repurchase price and other terms and conditions relative to the repurchase rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of Everest Group’s memorandum of association and bye-laws.

Bermuda Exchange Control

We have obtained consent for the issue and transfer of our shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that our common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue our shares or to transfer our shares between persons regarded as non-resident in Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of our shares involving any persons regarded as resident in Bermuda for exchange control purposes require prior authorization. The Bermuda Monetary Authority also has designated Everest Group as non-resident for exchange control purposes. This designation allows Everest Group to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of our shares in currencies other than the Bermuda Dollar. There are no provisions of Bermuda law or our memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote our shares by reason of their not being residents of Bermuda.

DESCRIPTION OF THE DEBT SECURITIES

Everest Group or Everest Holdings may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Everest Group’s senior debt securities would be issued under a senior indenture between Everest Group and JPMorgan Chase Bank, as trustee. Everest Group’s subordinated debt securities would be issued under a subordinated indenture between Everest Group and JPMorgan Chase Bank, as trustee. The Everest Group senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Group will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Holdings’ senior debt securities would be issued under a senior indenture, dated March 14, 2000, between Everest Holdings and The Chase Manhattan Bank, now known as JPMorgan Chase Bank, as trustee. Everest Holdings’ subordinated debt securities would be issued under a subordinated indenture, dated November 14, 2002, between Everest Holdings and JPMorgan Chase Bank, as trustee. The Everest Holdings senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Holdings will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Group’s senior indenture, Everest Group’s subordinated indenture, Everest Holdings’ senior indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” Everest Group’s senior indenture and Everest Holdings’ senior indenture are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” Everest Group’s subordinated indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The indentures have been qualified under the Trust Indenture Act of 1939. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

The following discussion summarizes the material terms and provisions of the indentures and the related debt securities; however, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific covenants relating to subordination contained in the subordinated indentures.

General

The indentures provide that the issuer may issue the debt securities thereunder from time to time in one or more series.

Unless otherwise stated in the applicable prospectus supplement, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The senior debt securities will be subordinated in right of payment to all of the issuer’s existing and future secured indebtedness. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the senior debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the senior debt securities only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior debt securities then outstanding. The senior debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The senior indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any senior debt securities.

Unless otherwise stated in the applicable prospectus supplement, subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all secured and senior indebtedness of the issuer, as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the subordinated debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the subordinated debt securities only after all secured and senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the subordinated debt securities then outstanding. The subordinated debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The subordinated indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior, secured and subordinated indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any subordinated debt securities.

As of September 30, 2003, Everest Group had no secured indebtedness outstanding and guaranteed approximately $70.0 million of unsecured senior indebtedness of Everest Holdings, which would rank equal in priority with other senior debt securities issued by Everest Group. As of September 30, 2003, Everest Group’s subsidiaries had approximately $9.1 billion of indebtedness and other liabilities, including insurance reserves and trust preferred securities. As of September 30, 2003, Everest Holdings had no secured indebtedness outstanding and approximately $519.1 million of unsecured senior indebtedness outstanding, which would rank equal in priority with other senior debt securities issued by Everest Holdings. As of September 30, 2003, Everest Holdings’ subsidiaries had approximately $7.9 billion of indebtedness and other liabilities, including insurance reserves and trust preferred securities.

The rights of our creditors, including the holders of Everest Group’s debt securities and the holders of Everest Holdings’ debt securities who are creditors of Everest Group by virtue of any guarantee of the debt securities issued by Everest Holdings, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. The rights of Everest Holdings’ creditors, including the holders of its debt securities, to participate in the distribution of stock owned by it in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

The prospectus supplement relating to the particular debt securities offered by the prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which the rate or rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined, the date or dates on which interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	any right to extend or defer the interest payment period and the duration of any extension;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	if other than as set forth in this prospectus, the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, and any of the debt securities that may be surrendered for registration of transfer, conversion or exchange;

•	any obligation of the issuer to redeem or purchase the debt securities pursuant to any sinking fund, amortization or other provision and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the debt securities of the series may be redeemed at the issuer’s option or at the option of the holders;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to the debt securities;

•	whether the debt securities will be convertible into common shares or preferred shares of Everest Group and/or exchangeable for other securities of Everest Group or Everest Holdings and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities will be secured or unsecured obligations of the issuer;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of debt securities issued by Everest Holdings, the provisions, if any, relating to our guarantee of Everest Holdings’ debt securities;

•	any additions to the events of default or covenants of the issuer with respect to the debt securities; and

•	any other material terms of the debt securities.

The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities.

The issuer may offer and sell the debt securities at a substantial discount below their principal amount and the indentures do not provide any limit on the amount by which the issuer may discount the debt securities. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to the discounted debt securities. In addition, the applicable prospectus supplement may describe special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

Unless the applicable prospectus supplement states otherwise, the issuer will only issue the debt securities in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000, and there will be no service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration or transfer. Unless otherwise provided in the applicable prospectus supplement, interest may be paid by check mailed to the persons entitled to the interest at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the regular record date with respect to each interest payment date. In the case of wire transfers, acceptable wire transfer instructions must be received at least 16 days prior to the applicable payment date.

Interest on the debt securities in connection with a redemption, whether the redemption is before or after the regular record date, will be payable to the persons in whose names the debt securities are registered on the redemption date, unless the redemption date is on an interest payment date. If the redemption date is on an interest payment date, interest on the debt securities will be payable to the persons in whose names the debt securities were registered on the next preceding regular record date. All paying agents initially designated by the issuer for the debt securities will be named in the applicable prospectus supplement. The issuer may, at any time, designate additional paying agents or rescind the designation of any additional paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Everest Group and Everest Holdings have appointed the trustee as security registrar. Unless otherwise provided in the applicable prospectus supplement, the debt securities may be presented for transfer, duly endorsed or accompanied by a written instrument of transfer, if so required by the issuer or the security registrar, or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by the issuer for these purposes, which shall initially be the corporate trust office of the trustee. Any registration, transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:

•	issue, register the transfer of, or exchange any debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of debt securities of that series or tenor and ending at the close of business on the day of the mailing;

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•	register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement.

Unless otherwise described in the applicable prospectus supplement, the indentures do not contain any provisions that would limit the issuer’s ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in the issuer’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating. You should refer to the applicable prospectus supplement for information regarding any additions to the events of default described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to the debt securities will be described in the applicable prospectus supplement. Everest Group and Everest Holdings anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Everest Group and Everest Holdings expect that the depositary or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Everest Group and Everest Holdings also expect that payments by participants to owners of beneficial interests in the global security held through its participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The indentures provide that if:

•	the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and, in each case, a successor depositary is not appointed by the issuer within 90 days of written notice;

•	the issuer determines that the debt securities of a series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect; or

•	an event of default with respect to a series of the debt securities has occurred and is continuing,

the global securities will be exchanged for the debt securities of that series in definitive form of like tenor and of an equal aggregate principal amount in authorized denominations. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Guarantee of Everest Holdings Debt Securities by Everest Group

If provided for in the applicable prospectus supplement, Everest Group will fully and unconditionally guarantee all obligations with respect to any series of debt securities issued by Everest Holdings. Unless provided otherwise in the applicable prospectus supplement, each Everest Group debt security guarantee will be unsecured indebtedness of Everest Group and will rank equally with all of Everest Group’s other unsecured indebtedness. Each Everest Group debt security guarantee may rank equally with or senior or subordinate to Everest Group’s other indebtedness. As a result, in the event of Everest Group’s bankruptcy, liquidation or reorganization or upon acceleration of any series of debt securities due to an event of default, Everest Group’s assets will be available to pay its obligations on the Everest Group debt security guarantee only after all secured indebtedness and other indebtedness senior to the guarantee has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the Everest Group debt securities guarantees. Each Everest Group debt security guarantee will also effectively subordinated to the indebtedness and other liabilities of Everest Group’s subsidiaries.

Unless provided otherwise in the applicable prospectus supplement, each Everest Group debt security guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue Everest Group to enforce its rights under the Everest Group debt security guarantee without first suing any other person or entity.

Payment of Additional Amounts

Unless otherwise provided in the applicable prospectus supplement, Everest Group will make all payments of principal and premium, if any, interest and any other amounts on, or in respect of, the debt securities issued by Everest Group and all payments under any Everest Group debt security guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Everest Group or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, Everest Group will, subject to specified limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any applicable debt securities any additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable indenture and debt security to be then due and payable.

Notwithstanding the foregoing, Everest Group will not be required to pay any additional amounts under the applicable indenture as a result of:

•	the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security was a resident, domiciliary or national of, or had other specified connections with, the relevant taxing jurisdiction or presented the debt security for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

•

the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security presented the debt security for payment more than 30 days after it was due and payable, except to the extent that the holder would have been entitled to the additional amounts if it had presented the debt security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

•	the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security failed to comply, within 90 days, with any reasonable request by Everest Group addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

In addition, Everest Group will not pay additional amounts with respect to any payment to any holder of a debt security where the beneficial owner of the debt security is a fiduciary or partnership to the extent that the payment would be included in the income for tax purposes of a beneficiary with respect to the fiduciary or a partner of the partnership that would not have been entitled to additional amounts if it had been the holder of the debt security.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by Everest Group or Everest Holdings, property or cash, or a combination of any of the foregoing, will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion on exchange, either mandatory, at the option of the holder or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at the time as described in the applicable prospectus supplement. Any conversion or exchange will comply with applicable law and the issuer’s organizational documents.

Consolidation, Amalgamation, Merger and Sale of Assets

Each indenture provides that the issuer may not consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit any entity to consolidate with or merge into the issuer or convey, transfer or lease its properties and assets substantially as an entirety to the issuer, unless:

•	the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of the issuer’s obligations under the indentures and the debt securities;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•	the issuer delivers an officers’ certificate and an opinion of counsel to the indenture trustee, each stating that the transaction complies with the indenture and any supplemental indenture and the issuer has complied with all conditions precedent in the indenture and any supplemental indenture relating to the consolidation, merger, conveyance or transfer.

Upon the assumption by the successor of the issuer’s obligations under the applicable indenture and the related debt securities, the successor will succeed to and be substituted for the issuer under the applicable indenture, and the issuer will be relieved of all of its obligations, except in the case of a lease, under the applicable indenture and related debt securities.

Events of Default

Unless otherwise provided in a post-effective amendment to the registration statement of which this prospectus is a part, each of the following events will constitute an event of default under each indenture with respect to any series of debt securities issued under the indenture, whatever the reason for the event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the issuer fails to pay principal of or any premium or additional amount on any debt securities of that series on its due date;

•	the issuer fails to pay any interest on any debt securities of that series within 30 days from its due date; provided, however, that the date on which the payment is due will be the date on which the issuer is required to make payment following any deferral of interest payments by the issuer under the terms of the debt securities;

•	the issuer fails to make any sinking fund payment on its due date;

•	the issuer fails to perform any of its covenants in the indenture, excluding a covenant not applicable to the affected series, for 60 days after the indenture trustee or the holders of at least 33% in principal amount of the outstanding debt securities of the series give the issuer written notice of the default and require that the issuer remedy the breach. However, the 60-day period may be extended by either the indenture trustee or the indenture trustee and the holders of at least the same principal amount of the outstanding debt securities of that series that had given notice of the default, and the indenture trustee or the indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension, if the issuer has initiated and is diligently pursuing corrective action;

•	the issuer files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to the debt securities of any series occurs and is continuing, then the indenture trustee or holders of not less than 33% in principal amount of the outstanding debt securities of that series may, by written notice to the issuer, and to the indenture trustee if given by the holders, declare the unpaid principal amount and accrued interest, or a lesser amount as may be provided for in the debt securities of the series, of all outstanding debt securities of the series to be due and payable immediately.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and specified other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of a series may, under specified circumstances, rescind and annul an acceleration and its consequences if:

•	the issuer deposits with the indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the debt securities and other amounts due the debt securities trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

•	all existing events of default with respect to the debt securities have been cured or waived, except non-payment of principal or interest on the debt securities that has become due solely because of the acceleration.

The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or to direct the exercise of any trust or power conferred on the indenture trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute a proceeding with respect to the indenture for the appointment of a receiver or for any remedy under the indenture unless:

•	that holder has previously given the indenture trustee written notice that an event of default with respect to the debt securities of that series has occurred and is continuing;

•	the holders of a majority in principal amount of the outstanding debt securities of that series have made written request to institute the proceeding;

•	the holder or holders have offered reasonable indemnity to the indenture trustee;

•	the indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

•	the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request for 60 days after receipt of the notice and offer of indemnity.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that debt security on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Notice of Default

Each indenture provides that, if an event occurs which is or would become an event of default with respect to any series of the debt securities, and the indenture trustee knows of the event, the indenture trustee will mail to the holders of the affected debt securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected debt securities. However, except in the case of a default in the payment of any amounts due on any debt security of a series, the indenture trustee may withhold notice if and so long as the issuer’s board of directors and/or responsible officers of the indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected debt securities. In addition, if the issuer defaults on any series of the debt securities by failing to comply with or perform any of its agreements, covenants or warranties applicable to those debt securities, no notice will be given until at least 30 days after the default occurs.

Under each indenture, the issuer is required to furnish annually to the indenture trustee an officers’ certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification

The issuer and the indenture trustee may amend or modify any of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding debt securities affected by the amendments or modifications:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, or any additional amounts with respect to, any debt security;

•	reduce the principal amount of, the rate of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of principal of any debt security due and payable upon acceleration of the maturity of the debt security;

•	change the place of payment or currency of payment of principal of or any premium or interest on, or any additional amounts with respect to, any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or date of redemption; or

•	reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required to amend or modify the indenture, to waive compliance with specific provisions of the indenture or to waive specific defaults.

No supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner that might terminate or impair the subordination of the subordinated debt securities to senior indebtedness without the prior written consent of the holders of the senior indebtedness.

In addition, the issuer and the indenture trustee may, without the consent of any of the holders of the debt securities, execute supplemental indentures to:

•	create new series of debt securities;

•	provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide additional covenants or events of defaults for the benefit of the holders of the debt securities;

•	secure the debt securities;

•	provide for a successor trustee with respect to debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency in the indenture; and

•	make other changes that do not adversely affect the interests of the holders of the debt securities in any material respect, as well as for various other purposes.

Waiver of Covenants and Defaults

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, for that series, the issuer’s compliance with any restrictive covenants included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series with respect to which a default has occurred and is continuing may waive the default for that series, other than a default in the payment of principal of, or any premium or interest on, any debt security of that series or a default with respect to a covenant or provisions that cannot be amended or modified without the consent of the holder of each outstanding debt security affected.

Defeasance and Covenant Defeasance

The indentures provide, unless the terms of the particular series of debt securities provides otherwise, the issuer may cause itself to be:

•	discharged from its obligations with respect to any debt securities or series of debt securities, which we refer to as defeasance; and

•	released from its obligations under any restrictive covenants included in any supplemental indenture with respect to any debt securities or series of debt securities, which we refer to as covenant defeasance.

The indentures permit defeasance with respect to any debt securities of a series even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Upon a defeasance, the following rights and obligations will continue:

•	the rights of the holders of the debt securities of any series to receive from the trust established in connection with the defeasance payments of the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities when payments are due;

•	the issuer’s obligations regarding the registration, transfer and exchange of the debt securities of any series;

•	the issuer’s obligation to maintain an office or agency in each place of payment; and

•	the survival of the indenture trustee’s rights, powers, trusts, duties and immunities under the indenture.

In connection with any defeasance or covenant defeasance, the issuer must irrevocably deposit with the indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient money to pay the principal of, premium and interest on, and any additional amounts with respect to, the debt securities on the maturity dates or upon redemption.

In connection with a defeasance or covenant defeasance, the issuer must deliver to the indenture trustee:

•	an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the indenture;

•	an officers’ certificate confirming that any debt securities then listed on any securities exchange will not be delisted; and

•	an officers’ certificate and an opinion of counsel, each stating that the issuer has complied with all conditions precedent.

In addition, the following conditions must be true:

•	no event will have occurred and be continuing which is or would become an event of default;

•	the defeasance or covenant defeasance will not cause the indenture trustee to have a conflicting interest under the Trust Indenture Act;

•	the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and

•	proper notice of the redemption date, if applicable, will have been given.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities, which may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer. As of September 30, 2003, Everest Group had no secured indebtedness outstanding and guaranteed approximately $70.0 million of unsecured senior indebtedness of Everest Holdings, which would rank senior in priority to any subordinated debt securities issued by Everest Group, and no subordinated indebtedness outstanding that would rank equal in priority with any subordinated debt securities issued by Everest Group. As of September 30, 2003, Everest Holdings had no secured indebtedness outstanding and approximately $519.1 million of unsecured senior indebtedness outstanding, which would rank senior in priority to any other subordinated securities issued by Everest Holdings, and $210.0 million of subordinated indebtedness outstanding that would rank equal in priority with any subordinated debt securities issued by Everest Holdings.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

JPMorgan Chase Bank, which is the indenture trustee under all of the indentures, also serves as property trustee and guarantee trustee with respect to the preferred securities issued by each Everest Capital Trust. Everest Group and/or Everest Holdings and some of their affiliates maintain banking relationships with JPMorgan Chase Bank and its affiliates in the ordinary course of business.

DESCRIPTION OF THE WARRANTS

General

Everest Group may issue warrants to purchase its common shares, preferred shares, debt securities or any combination of these securities. These warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Everest Group and a warrant agent. The warrant agent will act solely as agent for the issuer in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement relating to the warrants will describe the specific terms of the warrants, including:

•	the title of the warrants;

•	the number of warrants;

•	the price at which the warrants will be issued;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	any call or put provisions of the warrants;

•	any anti-dilution provisions of the warrants; and

•	any other material terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants will be exercisable at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for common shares or preferred shares will not have any rights of holders of the common shares or preferred shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common shares or preferred shares purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest on or additional amounts with respect to the debt securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants will be exercisable as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, the issuer will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of the warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the issuer to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

Everest Group may issue share purchase contracts that obligate holders to purchase from Everest Group, and obligate Everest Group to sell to the holders, a specified or varying number of common shares or preferred shares at a future date or dates. Alternatively, the share purchase contracts may obligate Everest Group to purchase from the holders, and obligate the holders to sell to Everest Group, a specified or varying number of common shares or preferred shares at a future date or dates. The price per common share or preferred share, as the case may be, may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula contained in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the share purchase contract upon the occurrence of specified events.

The share purchase contracts may be issued separately or as a part of units consisting of a share purchase contract and common shares, preferred shares, debt securities, trust preferred securities, other share purchase contracts or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase or sell the common shares or preferred shares, as the case may be, under the share purchase contracts.

Share purchase contracts may require Everest Group to make periodic payments to the holders of the units or vice versa, and these payments may be unsecured or prefunded and may be paid a current or deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the specific terms of any share purchase contracts or units.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The preferred securities of the Everest Capital Trusts will be issued pursuant to amended and restated trust agreements between Everest Holdings and JPMorgan Chase Bank, as the property trustee, Chase Manhattan Bank USA, National Association, as the Delaware trustee, the three regular trustees and the holders from time to time of Everest Capital Trust preferred and common securities. The original trust agreements and the amended and restated trust agreements have been filed as exhibits to the registration statement of which this prospectus is a part. An amended and restated trust agreement will be executed each time that we issue any preferred securities and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated trust agreements have been qualified under the Trust Indenture Act of 1939. The terms of the preferred securities of each Everest Capital Trust will include those stated in the amended and restated trust agreements and those made part of the amended and restated trust agreements by reference to the Trust Indenture Act.

General

Each trust agreement authorizes the regular trustees to issue on behalf of each Everest Capital Trust one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of each Everest Capital Trust’s preferred and common securities will be used to purchase a series of Everest Holdings’ junior subordinated debt securities. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

The terms of the preferred securities of each Everest Capital Trust will mirror the terms of the junior subordinated debt securities held by each Everest Capital Trust. The assets of each Everest Capital Trust available for distribution to the holders of its preferred securities generally will be limited to payments from Everest Holdings under the series of junior subordinated debt securities held by that Everest Capital Trust. If Everest Holdings fails to make a payment on the junior subordinated debt securities, that Everest Capital Trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Under the preferred securities guarantees, Everest Holdings will agree to make payments of distributions and payments on redemption or liquidation with respect to preferred securities of each Everest Capital Trust, but only to the extent a trust has funds available to make those payments and has not made the payments. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. See “Description of the Trust Preferred Securities Guarantees.” The preferred securities guarantees, when taken together with Everest Holdings’ obligations under the junior subordinated debt securities, the junior subordinated indenture, the trust agreements and the expense agreements described below, will provide a full and unconditional guarantee by Everest Holdings of amounts due on the preferred securities issued by the Everest Capital Trusts.

The preferred securities issued by each Everest Capital Trust will be “investment grade securities” because at least one nationally recognized statistical rating organization will have rated the securities in one of its generic rating categories which signifies “investment grade.”

The prospectus supplement relating to the preferred securities of each Everest Capital Trust will describe the specific terms of the preferred securities, including:

•	the title of the preferred securities;

•	the dollar amount and number of preferred securities issued;

•	the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and the date or dates from which any distributions will accrue;

•	the payment date and the record date used to determine the holders who are to receive distributions;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated debt securities;

•	the trust’s obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the preferred securities may be redeemed at the trust’s option or at the option of the holders;

•	the terms and conditions, if any, upon which the related junior subordinated debt securities may be distributed to holders of the preferred securities;

•	the voting rights, if any, of the holders of the preferred securities;

•	whether the preferred securities are to be issued in the form of one or more global certificates and, if so, the depository for the global certificates; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

The prospectus supplement will describe the relevant United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement, each trust agreement states that the applicable Everest Capital Trust will be dissolved:

•	on the expiration of the term of the trust;

•	upon the bankruptcy, dissolution or liquidation of Everest Holdings;

•	upon the direction of Everest Holdings to the property trustee to dissolve the trust, after satisfaction of liabilities of the trust as required by applicable law, and distribution of the related junior subordinated debt securities directly to the holders of the preferred and common securities of the trust;

•	upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after an Everest Capital Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If an Everest Capital Trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the junior subordinated indenture has occurred and is continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under each trust agreement:

•	an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

For so long as any preferred securities of an Everest Capital Trust remain outstanding, if an event of default with respect to a series of related junior subordinated debt securities occurs and is continuing under the junior subordinated indenture, and the junior subordinated indenture trustee or the holders of not less than 33% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities of the trust will have the right to declare the principal amount immediately due and payable by providing notice to Everest Holdings, the property trustee and the junior subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the preferred securities of an Everest Capital Trust may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences if:

•	the issuer of the related junior subordinated debt securities deposits with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the junior subordinated indenture trustee and the property trustee and any accrued additional interest on the related junior subordinated debt securities; and

•	all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the preferred securities of an Everest Capital Trust may waive any past default under the junior subordinated indenture with respect to related junior subordinated debt securities, other than a default in the payment of the principal of, or any premium or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated debt security affected. In addition, except as otherwise provided in each trust agreement, the holders of at least a majority in liquidation amount of the preferred securities of an Everest Capital Trust may waive a past default under the trust agreement.

The holders of a majority in liquidation amount of the preferred securities of an Everest Capital Trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the trust agreement.

For so long as any preferred securities of an Everest Capital Trust remain outstanding and to the fullest extent permitted by law and subject to the terms of a trust agreement and indenture, a holder of preferred securities of an Everest Capital Trust may institute a legal proceeding directly against the issuer of the related junior subordinated debt securities, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal and any premium or interest on the junior subordinated debt securities of the related series having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if Everest Holdings fails to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

Everest Holdings and the regular trustees of each Everest Capital Trust are required to furnish annually to the property trustee certificates to the effect that, to the best knowledge of the individuals providing the certificates, Everest Holdings and the trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of Each Everest Capital Trust

No Everest Capital Trust may consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as described in “Liquidation Distribution Upon Dissolution.” At the request of the holders of the common securities, an Everest Capital Trust may, without the consent of the holders of the outstanding preferred securities, consolidate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any State if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities; or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	Everest Holdings appoints a trustee of the successor entity to hold the junior subordinated debt securities who has substantially the same powers and duties as the property trustee of the trust;

•	the substitute preferred securities of the trust are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust; and

•	prior to the merger event, Everest Holdings has received an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities or any successor securities in any material respect;

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	Everest Holdings or its permitted transferee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the preferred securities guarantee.

In addition, unless all of the holders of the preferred securities of an Everest Capital Trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes or cause the junior subordinated debt securities to be treated as other than indebtedness of Everest Holdings for United States income tax purposes.

Voting Rights

Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of each Everest Capital Trust will not have any voting rights except as discussed below and under “—Amendment of Trust Agreement” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and as otherwise required by law.

If any proposed amendment to a trust agreement provides for, or the regular trustees of the trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respects, whether by way of amendment to the trust agreement or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement,

then the holders of the preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.

So long as any junior subordinated debt securities are held by the property trustee on behalf of an Everest Capital Trust, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities, the trustees of the trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

•	waive any default that is waivable under the junior subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of any related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the junior subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior consent of each holder of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of an Everest Capital Trust of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debt securities held by the trust.

Any required approval of the holders of the preferred securities of an Everest Capital Trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities of an Everest Capital Trust at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of securities will be required for each Everest Capital Trust to redeem and cancel the securities in accordance with the trust agreement.

Notwithstanding that the holders of the preferred securities of each Everest Capital Trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Everest Holdings, the trustees of a trust or any affiliate of Everest Holdings or any trustees of an Everest Capital Trust shall, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by Everest Holdings or any of its affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment of a Trust Agreement

Each trust agreement may be amended from time to time by Everest Holdings, the property trustee and the regular trustees of the trust without the consent of the holders of the preferred securities of the trust to:

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under a trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that an Everest Capital Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes at all times that any trust securities are outstanding, to ensure that the junior subordinated debt securities held by an Everest Capital Trust are treated as indebtedness for United States federal income tax purposes or to ensure that an Everest Capital Trust will not be required to register as an investment company under the Investment Company Act, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect.

Other amendments to the trust agreements may be made by Everest Holdings and the trustees upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause an the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness for United States federal income tax purposes or affect the trust’s exemption from status as an investment company under the Investment Company Act.

Notwithstanding the foregoing, without the consent of the affected holder of the common or preferred securities of an Everest Capital Trust, a trust agreement may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to a trust agreement if the amendment would:

•	cause the trust to be taxable as a corporation or characterized as other than a grantor trust for United State’s federal income tax purposes;

•	cause the junior subordinated debt securities held by the trust to not be treated as indebtedness for United States federal income tax purposes;

•	cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

•	impose any additional obligation on Everest Holdings or any trustee of the trust without its consent.

Removal and Replacement of Trustees

The holder of an Everest Capital Trust’s common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the junior subordinated indenture, the property and Delaware trustees of the trust. If an event of default has occurred and is continuing under the junior subordinated indenture, only the holders of at least a majority in aggregate liquidation amount of the trust’s preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of a trust agreement.

Merger or Consolidation of Trustees

Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the trust agreement; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under a trust agreement, undertakes to perform only the duties as are specifically set forth in a trust agreement and, after an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by a trust agreement at the request of any holder of the preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

JPMorgan Chase Bank, which is the property trustee for each Everest Capital Trust, also serves as the guarantee trustee under the preferred securities guarantees described below. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank.

Miscellaneous

The regular trustees of each Everest Capital Trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:

•	it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by it will be treated as indebtedness of us or Everest Holdings, as the case may be, for United States federal income tax purposes; and

•	it will not be deemed to be an investment company required to be registered under the Investment Company Act.

The issuer of the related junior debt securities and the trustees of each Everest Capital Trust are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the trust agreement, that the issuer of the related junior debt securities and the trustees of the trust determine to be necessary or desirable for the above purposes.

Registered holders of the preferred securities have no preemptive or similar rights.

No Everest Capital Trust may incur indebtedness or place a lien on any of its assets.

Governing Law

Each trust agreement and the preferred securities of each Everest Capital Trust will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by each Everest Capital Trust of its preferred securities, a preferred securities guarantee will be issued pursuant to a guarantee agreement between Everest Holdings, as guarantor, and JPMorgan Chase Bank, as the guarantee trustee. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. The guarantee agreements have been filed as an exhibit to the registration statement of which this prospectus is a part. The guarantee agreements have been qualified under the Trust Indenture Act of 1939. The terms of the preferred securities guarantees will include those stated in the guarantee agreements and those made part of the guarantee agreements by reference to the Trust Indenture Act.

The guarantee agreements will be held by the guarantee trustee for the benefit of the holders of preferred securities of the trusts.

General

The guarantor will irrevocably and unconditionally agree to pay in full, to the holders of the preferred securities of each Everest Capital Trust, the guarantee payments described below, except to the extent previously paid. The guarantor will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that an Everest Capital Trust may have or assert. The following payments, to the extent not paid by the trust, will be covered by each preferred securities guarantee:

•	any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent the trust has funds available to make the payment;

•	the redemption price, to the extent that the trust has funds available to make the payment; and

•	upon a voluntary or involuntary termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated debt securities to holders of the preferred securities, the lesser of:

•	the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of such trust.

The guarantor’s obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the applicable Everest Capital Trust to pay the amounts to the holders.

Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when an Everest Capital Trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

Status of the Preferred Securities Guarantees

The preferred securities guarantees will constitute unsecured obligations of Everest Holdings, as guarantor, and may constitute unsecured obligations of Everest Group, as additional guarantor, and will rank:

•	subordinate and junior in right of payment to all of the guarantor’s other liabilities except those that rank equally or are subordinate by their terms; and

•	equal with any other preferred securities guarantee now or hereafter issued by the guarantor of the related junior subordinated debt securities on behalf of the holders of the preferred securities issued by any other trust.

If Everest Group guarantees the trust preferred securities, Everest Group will make all payments of principal of and premium, if any, interest and any additional amounts on, or in respect of, the trust preferred securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which any of its successors under the applicable guarantee may be organized. See also “Description of the Debt Securities—Payment of Additional Amounts” above.

Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the guarantor to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

Amendments and Assignment

No consent of the holders of the preferred securities of an Everest Capital Trust will be required with respect to any changes to the related preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to each preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the related preferred securities. All guarantees and agreements contained in the preferred securities guarantees will be binding on the guarantor’s successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.

Events of Default

An event of default under each preferred securities guarantee occurs if the guarantor fails to make any of its required payments or fails to perform any of its other obligations, and this failure continues for 30 days, under the preferred securities guarantee.

The holders of at least a majority in aggregate liquidation amount of the preferred securities of an Everest Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the related preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

The holders of a majority in liquidation amount of preferred securities may waive any past event of default and its consequences under the related preferred securities guarantee.

Information Concerning Guarantee Trustee

The guarantee trustee under each preferred securities guarantee, other than during the occurrence and continuance of an event of default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in a preferred securities guarantee at the request of any holder of preferred securities of an Everest Capital Trust unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

JPMorgan Chase Bank, which is the guarantee trustee, also serves as the indenture trustee and the property trustee for the Everest Capital Trusts. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank.

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate once the related preferred securities are paid in full or redeemed in full or upon distribution of the related junior subordinated debt securities to the holders of the preferred securities in accordance with the trust agreements. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

Each preferred securities guarantee will be governed by the laws of the State of New York.

Description of the Expense Agreements

Everest Holdings, as guarantor of each Everest Capital Trust’s preferred securities, and Everest Group, if it is also a guarantor of the preferred securities, will execute an expense agreement at the same time that an Everest Capital Trust issues any preferred securities. Under each expense agreement, the guarantor will irrevocably and unconditionally guarantee to each creditor of an Everest Capital Trust the full amount of the trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreements. A form of the expense agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.

The guarantor’s obligations under the expense agreements will be subordinated in right of payment to the same extent as the preferred securities guarantees. The expense agreements will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantees.

RELATIONSHIP OF THE TRUST PREFERRED SECURITIES, THE

PREFERRED SECURITIES GUARANTEES AND THE DEBT

SECURITIES HELD BY THE EVEREST CAPITAL TRUSTS

Payments of distributions and redemption and liquidation payments due on the preferred securities of each Everest Capital Trust, to the extent the trust has funds available for the payments, will be guaranteed by the guarantor to the extent described under “Description of the Trust Preferred Securities Guarantees”. No single document executed by the guarantor in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the guarantor’s obligations under the preferred securities guarantees, the trust agreements, the junior subordinated indenture, the related junior subordinated debt securities and the expense agreements that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities.

As long as the issuer of the junior subordinated debt securities makes payments of interest and other payments when due on the junior subordinated debt securities held by an Everest Capital Trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

•	the guarantor has agreed to pay for any and all costs, expenses and liabilities of the trust, except the trust’s obligations under its preferred securities; and

•	each trust agreement provides that the trust will not engage in any activity that is inconsistent with its limited purposes.

If and to the extent that Everest Holdings does not make payments on the junior subordinated debt securities held by an Everest Capital Trust, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the related preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue the guarantor to collect its pro rata share of payments owed. If a holder sues the guarantor to collect payment, then the guarantor will assume the holder’s rights as a holder of preferred securities under the trust agreement to the extent the guarantor makes a payment to the holder in any legal action.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by them;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and other third parties may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, underwriters, dealers or third parties may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

If offered securities are sold by means of a firm commitment underwriting, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from Everest Group, Everest Holdings or an Everest Capital Trust, as the case may be, in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Our common shares are listed on the New York Stock Exchange under the trading symbol “RE.”

Underwriters, dealers, agents and other third parties may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 for each of Everest Group and Everest Holdings have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

LEGAL MATTERS

Conyers Dill & Pearman, Hamilton, Bermuda will pass on the validity of securities issued by Everest Group. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois will pass upon the validity of the securities issued by Everest Holdings. Richards, Layton & Finger, P.A., Wilmington, Delaware will pass upon the validity of the preferred securities issued by each Everest Capital Trust. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Everest Group is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. It may be difficult for you to effect service of process within the United States on Everest Group and its directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.

We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability, including the civil liability provisions of the U.S. federal securities laws, would not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a Bermuda court would be likely to enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that:

•	the U.S. court had proper jurisdiction over the parties subject to such judgment;

•	the U.S. court did not contravene the rules of natural justice of Bermuda;

•	the judgment of the U.S. court was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of Bermuda;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

•	there is due compliance with the correct procedures under the laws of Bermuda.

We have been advised by Conyers Dill & Pearman that a U.S. investor cannot bring an original action before a Bermuda court against Everest Group, affiliates of Everest Group, the underwriters or any expert named in this prospectus based on U.S. legislation, including the U.S. federal securities laws, because U.S. legislation has no extraterritorial jurisdiction under Bermuda law and does not have force of law in Bermuda. However, we have also been advised by Conyers Dill & Pearman that a Bermuda court may impose civil liability, including the possibility of monetary damages, on Everest Group or its directors or officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Group, Everest Holdings and each Everest Capital Trust. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Everest Group and Everest Holdings file reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information in the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Group and Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Group under the Exchange Act is 001-15731 and the SEC file number for documents filed by Everest Holdings under the Exchange Act is 033-71652.

Everest Group’s common shares are listed on the New York Stock Exchange and its trading symbol is “RE.” You can inspect reports, proxy statements and other information concerning Everest Group at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of Everest Group’s public filings at the NYSE, you should call (212) 656-5060.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

(a)	Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 001-15731);

(b)	Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 033-71652);

(c)	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 001-15731);

(d)	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 033-71652);

(e)	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 001-15731);

(f)	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 033-71652);

(g)	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-15731);

(h)	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 033-71652);

(i)	Everest Group’s Current Report on Form 8-K dated February 20, 2003 (File No. 001-15731);

(j)	Everest Group’s Current Report on Form 8-K dated April 21, 2003 (File No. 001-15731);

(k)	Everest Group’s Current Report on Form 8-K dated April 28, 2003 (File No. 001-15731); and

(l)	the description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act (File No. 001-15731).

All documents filed by Everest Group and by Everest Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Global Services, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Joseph A. Gervasi

(908) 604-3000

Except as expressly provided in an underwriting agreement, no securities may be offered or sold in Bermuda, although offers may be made from outside Bermuda, and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

A copy of this prospectus has been delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda. However, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the correctness of any of the statements made or opinions expressed in this prospectus.

                 Preferred Securities

Everest Re Capital Trust II

% Trust Preferred Securities

($25 Liquidation Amount per Preferred Security)

Guaranteed to the extent described in this prospectus supplement and the accompanying prospectus by

Everest Reinsurance Holdings, Inc.

PROSPECTUS SUPPLEMENT

March     , 2004

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